EXHIBIT 1.1

Exchange Circular

ROCF II Series,

a series of Red Oak Capital Fund Series, LLC

(and successor to Red Oak Capital Fund II, LLC)

Offer to Exchange

9.5% Senior Secured Bonds (Series C Bonds) due 2028 (“New Bonds”)

(CUSIP No. 75679F AA6)

for all our outstanding

8.5% Senior Secured Bonds (Series B Bonds) due 2024 (“Old Bonds”)

(CUSIP No. 756787 AB3)

____________________________________________________________________________________

We, ROCF II Series, a series of Red Oak Capital Fund Series, LLC (the “Series LLC”) and the successor to Red Oak Capital Fund II, LLC), are offering to exchange $1,000 in principal amount at maturity of our 9.5% Senior Secured Bonds (Series C Bonds) due 2028, or the “New Bonds,” for each $1,000 in principal amount at maturity of our 8.5% Senior Secured Bonds (Series B Bonds) due 2024, or the “Old Bonds,” that is properly tendered and accepted for exchange on the terms set forth in this exchange circular and in the accompanying Letter of Transmittal, which we refer to together as the “exchange offer.” An aggregate of up to $45,867,000 principal amount at maturity of New Bonds will be exchanged for up to a like amount of Old Bonds. See pages 43-45 for how to tender Old Bonds.

THE EXCHANGE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF OLD BONDS BEING TENDERED. THE EXCHANGE OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS, AS MORE FULLY EXPLAINED IN THIS EXCHANGE CIRCULAR.

The exchange offer will expire at 5:00 p.m., New York City time, on June 28, 2024, the expiration date, unless we extend it. We will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the day after expiration of the exchange offer. You may withdraw any Old Bonds tendered until the expiration of the exchange offer.

The terms of the New Bonds are similar to the terms of the Old Bonds, except for the following modifications:

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Interest Rate. The Old Bonds bear interest at a rate equal to 8.5% per year, payable quarterly in arrears on January 31st, April 30th, July 31st and October 31st of each year. The New Bonds will bear interest at a rate equal to 9.5% per year, payable quarterly in arrears on January 25th, April 25th, July 25th and October 25th of each year.

•

Term. The Old Bonds are scheduled to mature on August 1, 2024, subject to our right to extend six months for orderly liquidation (see below) of assets for repayment, which we intend to exercise. The New Bonds will mature four years from the date on which they are issued, which we expect to occur on July 1, 2024.

•

Third Party Debt Covenant. The indenture governing the Old Bonds limits the indebtedness incurred by us, directly or indirectly (including debt of our subsidiaries), to 25% of the outstanding principal of any loans or other assets owned, directly or indirectly, by us. The indenture governing the New Bonds will not have the 25% Debt Covenant.

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Redemptions at the request of the holder.  The Old Bonds allowed holders to request redemption after January 1, 2021.  For redemption requests after that date but prior to January 1, 2023, the redemption price was $880 per Old Bond plus accrued but unpaid interest.  For redemption requests on or after January 1, 2023, the redemption price was $900 per Old Bond plus accrued but unpaid interest. For redemption requests made as a result of death or disability of the holder, the redemption price was $1,000 per Old Bond plus accrued and unpaid interest.  The New Bonds will be redeemable at the election of the Bondholder commencing on the third anniversary of the date of issuance of the New Bonds, which is expected to occur on July 1, 2024.  For such redemption requests, the redemption price is $800 per New Bond plus accrued but unpaid interest. For redemption requests made as a result of death or disability of the holder of a New Bond, the redemption price is $900 per New Bond plus accrued and unpaid interest.

•

No Contingent Interest feature.  The Old Bonds provided for the potential payment of contingent interest – determined by the multiplying the Spread (the allocable share of revenues minus expenses) by a 24%.  The New Bonds will not provide for contingent interest – and we do not expect any contingent interest to be paid on the Old Bonds.

•

Orderly Liquidation. At maturity, or if a holder of Old Bonds elects to be redeemed, we may, at our option, extend the maturity of the Old Bonds held by such holder (a “Maturity Extension Period”) for an additional six months  to facilitate our redemption of those Old Bonds.  If we do so, we must provide written notice of such extension after the election by the Bondholder to be redeemed and at least 60 days prior to the maturity date.  The New Bonds provide for a Maturity Extension Period of twelve months rather than six months.

See page 9 for a summary of the material differences between the Old Bonds and the New Bonds.

The exchange offer is described in detail in this exchange circular, and we recommend that you read it carefully, including the section titled “Risk Factors,” beginning on page 16 of this exchange circular, for a discussion of factors that you should consider before you decide to participate in the exchange offer.

We are making the exchange offer in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, including that afforded by Section 3(a)(9) of the Securities Act. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson, or other person for soliciting tenders of the Old Bonds. We have appointed Crescent Securities Group, Inc. as the information agent (the “information agent”) and Direct Transfer, LLC as the exchange gent (the “exchange agent”) for the exchange offer. We have instructed both the exchange agent and the information agent not to solicit exchanges in connection with the exchange offer or to make any recommendation with respect to acceptance or rejection of the exchange offer. The information agent will answer questions with respect to the exchange offer solely by reference to the terms of this exchange circular. The exchange agent and the information agent may be contacted at the addresses and telephone numbers set out on the back cover of this exchange circular.

Based on interpretations by the staff of the Division of Corporation Finance of the Securities and Exchange Commission, which we refer to as the “SEC,” we believe that the New Bonds issued in the exchange offer, like the Old Bonds, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act.

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of Old Bonds in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Neither our managing member nor any other person is making any recommendation as to whether you should choose to exchange your Old Bonds for New Bonds.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, NONE OF THE FOREGOING AUTHORITIES HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS EXCHANGE CIRCULAR IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this exchange circular is April 19, 2024.

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TABLE OF CONTENTS

Summary	1
The Company and its Predecessors	1
General - The Exchange Offer	3
Material Differences Between the Old Bonds and the New Bonds	9
Summary of the New Bonds	10
Cautionary Statement Regarding Forward-Looking Statements	15
Risk Factors	16
Use of Proceeds	39
The Exchange Offer	40
Description of the New Bonds	48
Certain United States Federal Income Tax Considerations	55
Validity Of Securities	64
Additional Information	64

_________________________________________________

You should rely only on the information contained in this exchange circular. We have not, and neither the exchange agent nor the information agent has, authorized anyone to provide you with different information. We are not making an offer to exchange these securities in any jurisdiction where such offer or exchange is not permitted. You should assume that the information contained in this exchange circular is accurate as of the date on the front of this exchange circular only.

This exchange circular refers to important business and financial information about us that is not included in or delivered with this document. See “Additional Information” at page 65. This information is available without charge to securityholders upon written or oral request to Red Oak Capital Fund Series, LLC, Attn: Robert R. Kaplan, 5925 Carnegie Blvd., Suite 110, Charlotte, NC 28209; Phone # (616) 343-0697. In order for you to receive timely delivery of the documents before the expiration date of the exchange offer, you must request the information no later than June 15, 2024.

Some of the statements contained in this exchange circular and in other documents that we have filed with the SEC, in particular, but not limited to, statements found under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 1-K for the year ended December 31, 2023, that are not historical in nature may constitute forward-looking statements. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations on revenue growth, expansion opportunities, strategic acquisitions, operating costs and expenses, and industry trends, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “will continue,” “will likely result” or similar expressions. Our ability to predict the results or the actual effect of future plans or strategies is inherently uncertain. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed under Risk Factors below. Because actual results may differ from those predicted by such forward-looking statements, you should not rely on such forward-looking statements when deciding whether to buy, sell or hold our securities. We undertake no obligation to update these forward-looking statements in the future.

Information contained on our web site does not constitute part of this exchange circular.

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SUMMARY

The Company and its Predecessors

Background

This Exchange Circular is being issued, and the exchange offer described herein is being made, by ROCF II Series, a series of Red Oak Capital Fund Series, LLC, a Delaware series limited liability company (the “Successor Issuer” or the “Company”).  The Company, pursuant to a plan (the “Reorganization”) to streamline and make more efficient the financial and administrative operations of certain companies associated with Red Oak Capital GP, LLC, a Delaware limited liability company (“Red Oak GP”), pursuant to Rule 257(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”), is the successor issuer with respect to debt securities originally issued pursuant to Regulation A (the “Regulation A Securities”) under the Securities Act by Red Oak Capital Fund II, a Delaware limited liability company (“ROCF II”), Red Oak Capital Fund IV, LLC, a Delaware limited liability company (“ROCF IV”), and Red Oak Capital Fund V, LLC, a Delaware limited liability company (“ROCF V”) (each of ROCF II, ROCF IV and ROCF V a “Predecessor Issuer” and, collectively the “Predecessor Issuers”).  Unless the context otherwise indicates, references in this exchange circular to the terms “we,” “us,” and “our,” refer both to the Company and to each of the Predecessor Issuers; our “Manager” refers to Red Oak GP, our sole member and manager; and our “Sponsor” refers to Red Oak Capital Holdings, LLC, a Delaware limited liability company, and its subsidiaries.

Mergers and Succession

On October 5, 2023, pursuant to the Reorganization, each of the Predecessor Issuers and Red Oak Income Opportunity Fund, LLC, a Delaware limited liability company (“ROIOF” and, together with the Predecessor Issuers, the “Merging Funds”) separately merged with and into the Successor Issuer (the “Mergers”), at which time each Merging Fund became a separate series of the Company (each a “Series” and, collectively, the “Series”), succeeding to and continuing to operate the existing business of the respective Merging Fund and the Company agreeing, for purposes of ongoing Regulation A reporting obligations of the Predecessor Issuers, to assume those responsibilities. As a result of the consummation of the Mergers, the respective series of the Successor Issuer succeeded to all the businesses, assets and liabilities of each of the Merging Funds and owns all the assets previously held by and carries on the business of each of the Merging Funds. Pursuant to Rule 257(b)(5) under the Securities Act, the Company is deemed to be the successor issuer to each of the Predecessor Issuers.

Indentures and Supplemental Indentures

In connection with the completion of the Mergers a Series of the Company and the trustee under each of the indentures (each and “Indenture” and, collectively, the “Indentures”) relating to the Regulation A Securities entered into a supplemental indenture (each, a “Supplemental Indenture” and collectively, the “Supplemental Indentures”) to each of the Indentures in order to succeed to all rights of the Predecessor Issuers, including ROCF II, and to assume all of the obligations of the Predecessor Issuers, including ROCF II.  In particular, as it related to ROCF II, the Company succeeded to the rights and assumed the liabilities of ROCF II under the following Indenture and related bonds:

•

the Indenture, dated as of October 25, 2018 (as the same may have been, or in the future may be amended, modified or restated from time to time, the “ROCF II Indenture”), between ROCF II, as issuer, and UMB Bank, N.A., as successor trustee, providing for the issuance of the 6.5% Senior Secured Bonds (“ROCF II Series A Bonds”) and the 8.5% Senior Secured Bonds (the “ROCF II Series B Bonds” and, collectively with the ROCF II Series A Bonds, the “ROCF II Bonds”).

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There were no material changes to the rights of holders of any of the Regulation A Securities, including the ROCF II Bonds.

The Old Bonds

ROCF II originally issued the Old Bonds in 2018 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the “Securities Act” pursuant to Regulation A.   ROCF II filed an offering statement on Form 1-A, or the Offering Statement, with the SEC on June 6, 2018.  That Offering Statement was qualified by the SEC on September 4, 2018. Pursuant to the Offering Statement, we received the maximum gross proceeds of $50,000,000, resulting from the issuance of $3,143,000 in ROCF II Series A Bonds and $46,857,000 in ROCF II Series B Bonds (the “Series B Bonds” or the “Old Bonds”), respectively. Proceeds from the sale of the Series B Bonds was used to invest in collateralized senior commercial mortgage notes, or property loans, and pay or reimburse selling commissions and other fees and expenses associated with the offering of the Series B Bonds.

The Series B Bonds are referred to in this exchange circular as the “Old Bonds.”  We announced  the exchange offer on April 19, 2024 for the reasons stated below.

The New Bonds

The ROCF II Indenture has been amended to authorize the issuance of up to $46,857,000 in 9.5% ROCF II Series C Bonds (the “Series C Bonds” or the “New Bonds”).   We are offering to exchange $1,000 in principal amount of New Bonds for each $1,000 in principal amount of Old Bonds tendered in the exchange offer.

Operating Agreement

Management and Membership

Our management is entrusted solely to our Manager, which is also our sole member. Only our Manager, as our sole member, has the right to remove itself as our manager.

Under our operating agreement, our Manager, as the manager and sole member, has complete and absolute control over us.

Indemnification

Our operating agreement limits the liability of our Manager. Our Manager does not owe fiduciary duties to our bondholders. Our Manager, whether acting as the Manager of the Company or its capacity as the Manager of a Series on behalf of the Company or in any other capacity, shall, to the fullest extent permitted by law, have no liability to the Company, any Series or to any other person for any loss, damage or claim incurred by reason of any error of judgment, act or omission if such manager meets the following standards: (i) such manager, in good faith, reasonably determined that such course of conduct or omission was in, or not opposed to, the best interests of our company, and (ii) such course of conduct did not constitute fraud, willful misconduct or gross negligence to our company or its members. These exculpation provisions in our operating agreement are intended to protect our Manager and executive officers from liability when exercising their business judgment regarding transactions we may enter into.

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General - The Exchange Offer

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere this exchange circular. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire exchange circular before making a decision whether to participate in the exchange offer.

Q:	Who is making the exchange offer?

A:

ROCF II Series, a series of Red Oak Capital Fund Series, LLC, as the Successor Issuer of the Old Bonds, is making the exchange offer.

Our principal executive offices are located at 5925 Carnegie Blvd, Suite 110, Charlotte, NC  28209. Our telephone number is (616) 343-0697.

Q:	Why is ROCF II Series making the exchange offer?

A:

The exchange offer allows us to have the capital on hand now to sustain the momentum we believe our current management has achieved, as well as take advantage of current market conditions, including  regional and national banking market contractions, which we believe are highly favorable to private lenders.  The exchange removes the expense and delays associated with a new capital raise, which is why we have raised the Bond yield to 9.5% - for existing bond holders who elect to exchange.

Q:	When will the exchange offer expire?

A:

The exchange offer will expire at 5:00 p.m. New York City time, on June 28, 2024, unless extended by us. We refer to this date throughout this exchange circular as the “expiration date.” We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the business day after the scheduled expiration of the exchange offer.

Q:	What will I receive in the exchange offer if I tender my Old Bonds and they are accepted?

A:	We are offering $1,000 principal amount at maturity of New Bonds for each $1,000 principal of Old Bonds accepted for exchange.

Q:	If the exchange offer is completed but I do not tender my Old Bonds, how will my rights be affected?

A:

If you do not tender your Old Bonds in the exchange offer, or if your Old Bonds are not accepted for exchange, you will continue to hold your Old Bonds and will be entitled to all the rights and subject to all the limitations applicable to the Old Bonds, including the right to receive cash proceeds at the maturity date of August 1, 2024, subject to our right to extend for six months for orderly liquidation of assets with which to pay the amounts due at maturity, which extension we intend to exercise.

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Q:	What amount of Old Bonds is ROCF II Series seeking to acquire in the exchange offer?

A:	We are seeking to acquire all of our outstanding Old Bonds in exchange for the New Bonds.

Q:	Will ROCF II Series exchange New Bonds for all of the Old Bonds validly tendered?

A:	Yes. We will exchange New Bonds for all of the Old Bonds validly tendered pursuant to the terms of the exchange offer, absent the conditions to rejecting a tender discussed below.

Q:	Is there a minimum amount of Old Bonds that is required to be tendered in the exchange offer?

A:	No. The exchange offer is not conditioned upon the tender of any minimum aggregate number or amount of Old Bonds.

Q:	Are there any conditions to the exchange offer?

A:

Yes. The exchange offer is subject to certain customary conditions, which we may waive. We describe the conditions to the exchange offer in greater detail in the section titled “The Exchange Offer—Conditions to Exchange Offer.”

Q:	Who may participate in the exchange offer?

A:	All holders of the Old Bonds may participate in the exchange offer.

Q:	Do you have to tender all of your Old Bonds to participate in the exchange offer?

A:

No. You do not have to tender all of your Old Bonds to participate in the exchange offer. You may partially tender your Old Bonds for New Bonds so long as they are tendered in a minimum principal amount of $1,000 or whole multiples thereof.

Q:	What will happen to Old Bonds tendered in the exchange offer?

A:	Old Bonds accepted in the exchange will be cancelled.

Q:	Will I be able to sell the New Bonds that I receive in exchange for the Old Bonds?

A:

Technically – yes; however, there might not be a viable market in which you may trade your New Bonds and we do not intend to make a market for the New Bonds. Based on interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that the New Bonds issued in the exchange offer, like the Old Bonds, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act. Holders of New Bonds, however, who are or become our “affiliates” would be subject to the resale restrictions imposed by Rule 144 promulgated by the SEC under the Securities Act. See, however, “Risk Factors — Risks Related to New Bonds – The New Bonds will have limited transferability and liquidity”.

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Q:	Will the New Bonds be listed?

A:

We have not applied and do not intend to apply for listing of the New Bonds on any securities exchange. The Old Bonds are not listed on any securities exchange. The New Bonds will be new securities for which there is currently no public market.

Q:	When can ROCF II Series redeem either the Old Bonds or the New Bonds?

A:

We continue to have the right to redeem all or a portion of your Old Bonds at our option. We may redeem all or a portion of New Bonds at our option any time after their issuance. We describe how the New Bonds can be redeemed in more detail in the section titled “Description of New Bonds—Redemption of New Bonds at the Option of ROCF II Series.”

Q:	Does ROCF II Series have any plans either not to allow renewal or to redeem either the Old Bonds or the New Bonds?

A:

We do not intend to allow renewal of any Old Bonds and intend to send notices contemporaneously with this exchange offer that we intend not to renew the Old Bonds and will redeem the Old Bonds six months from the maturity date of August 1, 2024, pursuant to our orderly liquidation extension right.  We currently do not have any plans to redeem any New Bonds.

Q:	Will I receive the interest due on my Old Bonds that accrues up to the date I exchange for New Bonds?

A:	Yes – Interest on the Old Bonds will be paid up to the date that the Old Bonds are actually exchanged for New Bonds, which currently is scheduled for July 1, 2024.

Q:	Can I require ROCF II Series to repurchase either my Old Bonds or my New Bonds?

A:

You can require us to redeem your Old Bonds in the case of a holder’s death, bankruptcy or total permanent disability, each subject to notice, discounts and other provisions contained in this exchange circular. Subject to the conditions and limitations described below, you can require us to have your New Bonds redeemed (i) beginning on the third anniversary of the date that the New Bonds will be issued, which we expect to be July 1, 2024 (subject to any extensions of the exchange expiration date) and (ii) in the case of a holder’s death, bankruptcy or total permanent disability, each subject to notice, discounts and other provisions contained in this exchange circular.

Q:	Should I participate in the exchange offer and tender my Old Bonds?

A:

You must make your own decision whether to tender your Old Bonds in the exchange offer. You should read this exchange circular and the letter of transmittal and consult with your advisors, if any, to make that decision based on your own financial position and requirements. None of us, our officers and directors, the exchange agent, the information agent nor the trustee for the Old Bonds make any recommendation as to whether you should tender or refrain from tendering your Old Bonds in the exchange offer.

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Q:	What risks should I consider in deciding whether or not to tender my Old Bonds?

A:

In deciding whether to participate in the exchange offer, you should carefully consider the discussion of factors affecting the decision whether to exchange your Old Bond for New Bonds as well as the risks associated with ownership of the New Bonds described in the sections of this exchange circular entitled “Risks relating to the Exchange Offer” and “Risks relating to New Bonds” beginning on page 16. You also should consider the U.S. federal income tax consequences to you relating to this exchange offer and to the ownership and disposition of the New Bonds described in the section of this exchange circular entitled “Certain United States Federal Income Tax Considerations” and the information about us and our business contained in documents referred to in this exchange circular.

Q:	How do I participate in the exchange offer?

A:

In order to exchange Old Bonds, you must, unless instructions are being transmitted through  The Automated Tender Offer Program, or “ATOP” of the Depository Trust Company, or “DTC,”  tender the Old Bonds through a properly completed letter of transmittal and any other documents described in this exchange circular and the letter of transmittal. There are no guaranteed delivery provisions provided by us in conjunction with the exchange offer.

If you did not subscribe directly with us for your Old Bonds, your Old Bonds are likely owned through a broker or other third party, or in “street” name. If you own Old Bonds held through a broker or other third party, you will need to follow the instructions in the letter of transmittal on how to instruct the broker or third party to tender the Old Bonds on your behalf by submitting to the exchange agent the letter of transmittal and the other agreements and documents described in this exchange circular and the letter of transmittal. We will determine in our reasonable discretion whether any Old Bonds have been validly tendered.

Old Bonds held in street name may be tendered by electronic transmission of acceptance through the ATOP (without the necessity of completing a letter of transmittal) if the broker or third party holding the OLD Bonds is a participant in DTC.  Brokers or other third parties that are participants in DTC MUST tender Old Bonds through the ATOP, by which the participant and the beneficial owner on whose behalf the participant is acting agree to be bound by the letter of transmittal. As stated, a letter of transmittal need not accompany tenders effected through the ATOP.

Please carefully follow the instructions contained in this exchange circular and in the letter of transmittal on how to tender your securities.

If we decide for any reason not to accept any Old Bonds for exchange, they will be deemed returned and recredited to the owner’s account with the exchange agent or the owner’s nominee, or such Old Bonds will be credited to an account maintained at DTC designated by the DTC participant who so delivered such Old Bonds, in either case, promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Acceptance of Old Bonds for Exchange.”

Please see pages 40 through 48 for instructions on how to exchange your Old Bonds.

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Q:	If I tender my Old Bonds, can I change my mind and withdraw my tender of Old Bonds?

A:	Yes. You may withdraw any tendered Old Bonds at any time prior to 5:00 p.m., New York City time, on the expiration date.

Q:	When will the New Bonds be issued?

A:

We will accept all Old Bonds validly tendered and not withdrawn or rejected as of the expiration of the exchange offer and will issue the New Bonds on July 1, 2024, which is the next business day after expiration of the exchange offer, upon the terms and subject to the conditions in this exchange circular and the letter of transmittal. We sometimes in this circular refer to the date that we issue the New Bonds as the “exchange date.” We will be deemed to have accepted all validly tendered Old Bonds on the exchange date unless we give oral or written notice otherwise to the exchange agent promptly upon expiration of the exchange offer.

Q:	What happens if my Old Bonds are not accepted in the exchange offer?

A:

If we do not accept your Old Bonds for exchange for any reason, you will continue to hold your Old Bonds; however, as stated above, it is our intention to redeem any outstanding and non-tendered Old Bonds on the expiration date.

Q:	Can ROCF II Series change the exchange offer?

A:

We reserve the right to interpret, modify or amend any of the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which Old Bonds may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Q:	If I decide to tender my Old Bonds, do I have to pay any fees or commissions to ROCF II Series or the exchange agent or the information agent?

A:

No - we will pay transfer taxes, if any, applicable to the transfer of Old Bonds pursuant to the exchange offer. Additionally, we will pay all other expenses related to the exchange offer. If you hold Old Bonds through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult with your nominee to determine what transaction costs may apply.

Q:	How will I be taxed on the exchange of my Old Bonds?

A:

The U.S. federal income tax consequences of the exchange of Old Bonds for New Bonds are not entirely clear. We intend to take the position that the modifications to the Old Bonds resulting from the exchange offer will not constitute a significant modification of the Old Bonds.

If the exchange of Old Bonds for New Bonds does not constitute a significant modification of the terms of the Old Bonds for U.S. federal income tax purposes, the New Bonds will be treated as a continuation of the Old Bonds with no U.S. federal income tax consequences to a holder who exchanges Old Bonds for New Bonds pursuant to the exchange offer If, contrary to our position, the exchange of the Old Bonds for the New Bonds does constitute a significant modification to the terms of the Old Bonds, the U.S. federal income tax consequences to you could materially differ. We recommend that you consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

Please see “Certain United States Federal Income Tax Considerations” beginning on page 56.

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Q:	Has ROCF II Series adopted a position on the exchange offer?

A:

None of ROCF II Series, the exchange agent or the information agent makes any recommendation as to whether you should tender Old Bonds pursuant to the exchange offer. You must make the decision whether to tender Old Bonds.

Q:	Whom can I call with questions about the exchange offer?

A:

You should direct your questions regarding the procedures for tendering Old Bonds to Crescent Securities Group, Inc. (“Crescent”), which is acting as the information agent for the exchange offer. Crescent will answer questions with respect to the exchange offer solely by reference to the terms of this exchange circular. The addresses and telephone numbers for Crescent are located on the back cover of this exchange circular

Q:	Will ROCF II Series receive any proceeds if I tender my Old Bonds in the exchange offer?

A:

We will not receive any cash proceeds from this exchange offer. Old Bonds that are validly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. Accordingly, our issuance of New Bonds will not result in any cash proceeds to us.

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Material Differences Between the Old Bonds and the New Bonds

The material differences between the Old Bonds and New Bonds are illustrated in the table below. The table below is qualified in its entirety by the information contained in this exchange circular and the documents governing the Old Bonds and the New Bonds, copies of which have been filed as exhibits to the Current Report on Form 1-U, of which this exchange circular forms a part. For a more detailed description of the New Bonds, see “Description of the New Bonds” beginning at page 49.

	Old Bonds	New Bonds
Securities Offered	$50,000,000 aggregate principal amount at maturity of Old Bonds.

Up to $46,857,000 aggregate principal amount at maturity of the New Bonds.

The initial principal amount of the New Bonds will equal the principal amount of the Old Bonds exchanged for New Bonds pursuant to the exchange offer.

Interest Rate	Old Bonds bear interest at a rate of 8.5% per year, payable quarterly in arrears on January 31st, April 30th, July 31st and October 31st of each year.	New Bonds will bear interest at a rate of 9.5% per year, payable quarterly in arrears on January 25th, April 25th, July 25th and October 25th of each year.
Term	The Old Bonds will mature on August 1, 2024, subject to our right to extend for six months for orderly liquidation as further described below.	The New Bonds will mature four years from the date on which they are issued, which is expected to occur on July 1, 2024.
Redemption

The Old Bonds allowed holders to request redemption after January 1, 2021.  For redemption requests after that date but prior to January 1, 2023, the redemption price was $880 per Old Bond plus accrued but unpaid interest.  For redemption requests on or after January 1, 2023, the redemption price was $900 per Old Bond plus accrued but unpaid interest. For redemption requests made as a result of death or disability of the holder, the redemption price was $1,000 per Old Bond plus accrued and unpaid interest.

The New Bonds allow holders to request redemption commencing on the third anniversary following the date on which the New Notes are issued, which is expected to be July 1, 2024.  For such redemption requests, the redemption price is $800 per New Bond plus accrued but unpaid interest. For redemption requests made as a result of death or disability of the holder of a New Bond, the redemption price is $900 per Old Bond plus accrued and unpaid interest.

Orderly Liquidation.

If a holder of the Old Bonds elects to be redeemed, we may, at our option, extend the maturity of the Old Bonds held by such holder for an additional six months to facilitate our redemption of those Old Bonds by providing written notice of such extension after the election by the Bondholder to be redeemed and at least 60 days prior to the maturity date.

If a holder of the New Bonds elects to be redeemed, we may, at our option, extend the maturity of the New Bonds held by such holder for an additional twelve months to facilitate our redemption of those New Bonds by providing written notice of such extension after the election by the holder to be redeemed and at least 60 days prior to the maturity date.

Debt Covenant	The Old Bond indenture limits our indebtedness to 25% of the outstanding principal of any loans or other assets owned, directly or indirectly, by us.	No debt covenant

Risks associated with the New Bonds	In general, the risks associated with the Old Bonds and the New Bonds are the same.	The risks associated with the Old Bonds and the New Bonds generally are the same. See “Risk Factors — Risks Relating to New Bonds.”

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Summary of the New Bonds

Successor Issuer	ROCF II Series, a series of Red Oak Capital Fund Series, LLC (the “Series LLC”), a Delaware series limited liability company.

Securities Offered

Aggregate principal amount at maturity of 9.5% senior secured bonds due 2028 (“New Bonds”) will be issued at an amount that is equal to the aggregate principal amount at maturity of 8.5% senior secured bond due 2024 (“Old Bonds”) tendered and accepted in the exchange offer. If all of the Old Bonds are tendered and accepted, $46,857,000 aggregate principal amount at maturity of New Bonds will be issued and outstanding.

Maturity Date

The date that is four years following the issuance of the New Bonds, which we expect to occur on July 1, 2024 (which would make the maturity date July 1, 2028).

Upon maturity, and subject to the terms and conditions described in this exchange circular, the New Bonds will be automatically renewed at the same interest rate for an additional five years, unless redeemed upon maturity at our or your election. If the New Bonds are not renewed and without the consent of the holders of New Bonds, we may elect to extend the maturity date of the New Bonds for an additional twelve months to facilitate the redemption of the New Bonds. See “Description of New Bonds – Maturity and Renewal” for more information.

Interest Rate	9.5% per annum computed on the basis of a 360-day year.

Interest Payments

Paid quarterly in arrears, each January 25th, April 25th, July 25th and October 25th , for the preceding fiscal quarter ending March 31st, June 30th, September 30th and December 31st, respectively, beginning on such payment date immediately following the first full fiscal quarter after the initial closing in this exchange offering and continuing until the Maturity Date. Interest will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Interest on each Bond will accrue and be cumulative from the end of the most recent interest period for which interest has been paid on such Bond, or if no interest has paid, from the date of issuance.

Exchange Terms	One New Bond (face value $1,000 per Bond) for each $1,000 in principal amount of Old Bonds.

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Ranking

The Bonds will be senior secured obligations and will rank:

●   pari passu in right of payment with all our other senior secured indebtedness from time to time outstanding;

●   senior in right of payment to our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the Bonds;

●   senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in the collateral owned by us; and

●   structurally junior to all the indebtedness of our subsidiaries.

Security	The Bonds will be secured by a senior blanket lien on all assets of our Company.

Use of Proceeds	We will receive no proceeds as a result of the issuance of the New Bonds in exchange for the Old Bonds.

Redemption by Holder

The New Bonds will be redeemable at the election of the Bondholder commencing on the third anniversary of the date of issuance of the New Notes, which we expect to occur on July 1, 2024. In order to be redeemed, the Bondholder must provide written notice to us at our principal place of business. We will have 120 days from the date such notice is provided to redeem the Bondholder’s Bonds at a price per Bond equal to $800 plus any accrued but unpaid interest. Bond redemptions pursuant to the Redemption will occur in the order that notices are received.

Redemption Upon Death, Disability or Bankruptcy

Within 45 days of the death, total permanent disability or bankruptcy of a Bondholder who is a natural person, the estate of such Bondholder, such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole but not in part, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed at a price per Bond equal to $900 plus any accrued but unpaid interest. Any such request shall specify the particular event giving rise to the right of the holder or beneficial holder to have his or her Bonds redeemed. If a Bond held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled or bankrupt Bondholder (or a legal representative) upon total permanent disability or bankruptcy of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event.

Upon receipt of redemption request in the event of death, total permanent disability or bankruptcy of a Bondholder, we will designate a date for the redemption of such Bonds, which date shall not be later than the 15th day of the month next following the month in which we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be redeemed. On the designated date, we will redeem such Bonds at $900 per bond plus all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed.

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Optional Redemption by Company

The New Bonds may be redeemed at our option at no penalty within 18 months of maturity. We may extend maturity on the New Bonds for eight months in order to facilitate redemption of the New Bonds in our sole discretion. If the New Bonds are renewed for an additional term, we may redeem the New Bonds at any time during such renewal period. Any redemption will occur at a price equal to the then outstanding principal amount of the New Bonds, plus any accrued but unpaid interest. For the specific terms of the Optional Redemption, please see “Description of Bonds – Optional Redemption” for more information.

Redemption on Change in Control

Upon the occurrence of a Change of Control Repurchase Event, and subject to certain conditions set forth in the Indenture, we are required to offer to purchase all of the outstanding New Bonds. We must offer to repurchase the New Bonds at a price that is equal to all accrued and unpaid interest, to but not including the date on which the New Bonds are redeemed, plus (i) 1.02 times the then outstanding principal amount of the New Bonds if the New Bonds are at least three years from the maturity date; (ii) 1.015 times the then outstanding principal amount of the New Bonds if the New Bonds are at least two years, but no more than three years, from the maturity date; (iii) 1.01 times the then outstanding principal amount of the New Bonds if the New Bonds are at least one year, but no more than two years, from the maturity date; and (iv) the then outstanding principal amount of the New Bonds if no more than one year from the maturity date.

Default

The indenture governing the Bonds will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Bonds in certain circumstances. Events of default, other than payment defaults, will be subject to our company's right to cure within a certain number of days of such event of default. Our company will have the right to cure any payment default within 60 days before the trustee may declare a default and exercise the remedies under the indenture. See "Description of New Bonds - Event of Default" for more information.

Form

The Bonds will be evidenced by global bond certificates deposited with a nominee holder or directly on the books and records of Direct Transfer, LLC. It is anticipated that the nominee holder will be the Depository Trust Company, or DTC, or its nominee, Cede & Co., for those purchasers purchasing through a DTC participant subsequent to the Bonds gaining DTC eligibility. See "Description of New Bonds - Book-Entry, Delivery and Form" for more information.

Denominations	We will issue the Bonds only in denominations of $1,000 or integral multiples thereof.

Payment of Principal and Interest	Principal and interest on the Bonds will be payable in U.S. dollars or other legal tender, coin or currency of the U.S.

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Future Issuances

We may, from time to time, without notice to or consent of the Bondholders, increase the aggregate principal amount of the Bonds outstanding by issuing additional bonds in the future with the same terms of the Bonds, except for the issue date and offering price, and such additional bonds shall be consolidated with the Bonds and form a single series.

Liquidity

This exchange offer is being conducted pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. We do not intend for the New Bonds to be publicly listed or quoted or for a market to develop for them. We cannot assure you that an active trading market for the New Bonds will develop or, if a market does develop, about the liquidity or sustainability of any such market. Moreover, we cannot assure you that you will be able to sell New Bonds or, if sold, the price you would receive. Please review carefully "Risk Factors" for more information.

Trustee, Registrar, Paying and Exchange Agent

We have designated Direct Transfer LLC as exchange agent for the Old Bonds and the New Bonds and as the paying agent for both the Old Bonds and the New Bonds. UMB Bank, N.A., or UMB Bank, has acted as trustee under the indenture for the Old Bonds and will act as trustee under the indenture for the New Bonds. Direct Transfer LLC has acted as registrar for the Old Bonds and will act as registrar for the New Bonds. The New Bonds will be issued in book-entry form only, evidenced by global certificates for these Bonds held through DTC and on the books and records of Direct Transfer for those Bonds which are direct registered. As such, Direct Transfer will make payments to DTC, its nominee or directly to beneficial holders, as the case may be.

Governing Law	The indenture and the Bonds will be governed by the laws of the State of Delaware.

Material Tax Considerations

You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Bonds in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Risk Factors

An investment in the Bonds involves certain risks. You should carefully consider the risks above, as well as the other risks described under “Risk Factors” beginning on page 16 of this exchange circular before making an investment decision.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This exchange circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this exchange circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this exchange circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this exchange circular. The matters summarized below and elsewhere in this exchange circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this exchange circular, whether as a result of new information, future events or otherwise.

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RISK FACTORS

You should carefully consider the risks described below, as well as the other risk factors and information contained in our periodic reports filed with the SEC (see “Additional Information” at page 65), before exchanging Old Bonds for New Bonds. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks or uncertainties described below or in our periodic reports filed with the SEC or any other unknown or unanticipated risks or uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. Keep these risk factors in mind when you read forward-looking statements that we may make from time to time.

Risks Relating to the Exchange Offer

The tax consequences of the exchange offer are not clear

The U.S. federal income tax consequences of the exchange of Old Bonds for New Bonds are not entirely clear. We intend to take the position that the modifications to the Old Bonds resulting from the exchange offer will not constitute a significant modification of the Old Bonds.

If the exchange of Old Bonds for New Bonds does not constitute a significant modification of the terms of the Old Bonds for U.S. federal income tax purposes, the New Bonds will be treated as a continuation of the Old Bonds with no U.S. federal income tax consequences to a holder who exchanges Old Bonds for New Bonds pursuant to the exchange offer If, contrary to our position, the exchange of the Old Bonds for the New Bonds does constitute a significant modification to the terms of the Old Bonds, the U.S. federal income tax consequences to you could materially differ. Please see “Certain United States Federal Income Tax Considerations” beginning on page 56.

The New Bonds do not eliminate our company’s or its subsidiaries’ ability to incur additional debt or take other action that could negatively impact Bondholders.

The indenture governing the New Bonds does not contain any provisions that would directly limit our Company’s ability or the ability of its subsidiaries to incur indebtedness, including indebtedness that would be senior to the New Bonds. The indenture governing the Old Bonds limited the indebtedness incurred by us, directly or indirectly (including debt of our subsidiaries), to 25% of the outstanding principal of any loans or other assets owned, directly or indirectly, by us. Therefore, the Company may incur significantly more debt than was allowed under the Indenture for the Old Bonds.

We will incur ongoing obligations related to the Old Bonds that are not tendered for exchange, and any remaining Old Bonds will mature prior to the New Bonds.

The indenture governing the Old Bonds requires us, among other things, to make periodic interest payments in cash on the Old Bonds. We will continue to incur certain of these ongoing obligations until any Old Bonds not tendered in the exchange offer either mature or are repaid in full. In addition, the Old Bonds are currently scheduled to mature on August 1, 2024, subject to the six-month orderly liquidation extension option, and we have notified holders of Old Bonds that we do not intend to renew the Old Bonds and intend to redeem any Old Bonds that remain outstanding after the exchange offer. We will be required to repay holders of the Old Bonds before the principal under the New Bonds is required to be repaid, and we may not have sufficient cash or assets to repay amounts owed under the New Bonds at maturity. Additionally, we may not have the ability to borrow or otherwise raise the funds necessary to repay such amounts. See “It may be difficult to realize the value of the collateral securing the New Bonds” and “We may have to liquidate some of our investments at inopportune times to redeem the Old Bonds as well as the New Bonds in the event of the death, disability or bankruptcy of a Bondholder and redeem New Bonds pursuant to the New Bond Redemption” below in “Risks Relating to New Bonds”.

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Holders of Old Bonds that exchange Old Bonds for New Bonds will be subject to ongoing risk that we will be unable to repay (or refinance) the New Bonds when they mature.

Holders of Old Bonds are being offered New Bonds with a later maturity than the Old Bonds they presently hold. Tendering holders whose tender is accepted for exchange will be exposed to the risk of nonpayment on the securities they hold for a longer period of time than non-tendering holders. For instance, following the maturity date of the Old Bonds, but prior to the maturity date of New Bonds exchanged therefor, our current or future investments may not perform as expected. If so, holders of Old Bonds who opted not to participate in the Exchange Offers may have been paid in full, and there is a risk that the holders of Old Bonds who did opt to participate in the Exchange Offer and whose Old Bonds were accepted for exchange with New Bonds would not be paid in full.

The consideration offered in the Exchange Offer does not reflect any valuation of the Old Bonds or the New Bonds and is subject to market volatility.

We have made no determination that the consideration offered in the Exchange Offer represents a fair assessment of whether we will be able to repay either the Old Bonds or the New Bonds. We have not obtained or requested an evaluation from any financial advisor or other third party as to the fairness of the consideration offered in the Exchange Offer or our ability to repay either the Old Bonds or the New Bonds. If you tender your Old Bonds for New Bonds, we cannot assure you that your New Bonds will be repaid in full at maturity. None of us, the information agent, the exchange agent, the trustee under the indentures governing the Old Bonds and the New Bonds or any other person or entity is making any recommendation as to whether or not you should tender Old Bonds in exchange for New Bonds in the exchange offer.

By tendering their Old Bonds, holders release and waive any and all claims they might otherwise have against us.

By tendering Old Bonds in exchange for New Bonds in the exchange offer, holders release and fully discharge ROCF II Series (and its predecessors and affiliates, including or Sponsor) and UMB Bank, as trustee for the Old Bonds (the “trustee”), from any and all claims that the holder may have, now or in the future, arising out of or related to the Old Bonds tendered hereby in the exchange offer. Because it is not possible to estimate the likelihood of success in pursuing any legal claims that holders might have or the magnitude of any recovery to which holders ultimately might be entitled, it is possible that the consideration holders receive in the exchange offer will have a value less than the value of the legal claims such holders are relinquishing. Moreover, holders who do not tender their Old Bonds in exchange for New Bonds in the exchange offer and any former holders who have already sold their Old Bonds will continue to have the rights they possess under applicable law or contract or otherwise, if any, to assert against us any claim that they might have.

Risks Relating to New Bonds

Except for those risks noted above with respect to the exchange offer, the risks related to holding the New Bonds are substantially similar to the risks involved in holding the Old Bonds, which are described below:

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The collateral securing the New Bonds may be diluted under certain circumstances.

The indenture governing the New Bonds permits us to incur, subject to certain limitations, additional indebtedness secured by liens on the collateral that rank pari passu with the liens securing the New Bonds, including additional bonds issued pursuant to the indenture. The rights of Bondholders would be diluted by any increase in indebtedness secured by the collateral.

The New Bonds are not obligations of our subsidiaries and will be effectively subordinated to any future obligations of our company's subsidiaries, if any. Structural subordination increases the risk that we will be unable to meet our obligations on the New Bonds.

The New Bonds are our obligations exclusively and not of any of our subsidiaries. We do not currently have any subsidiaries, but we are not precluded from acquiring or forming subsidiaries by the indenture or otherwise. If acquired or formed, our company's subsidiaries are not expected to be guarantors of the New Bonds and the New Bonds are not required to be guaranteed by any subsidiaries our company may acquire or form in the future. The New Bonds are also effectively subordinated to all of the liabilities of our company's subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our company's indebtedness, including the New Bonds, or to make any funds available to make payments on the New Bonds. Our company's right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our company's creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, in each case to the extent that our company is not recognized as a creditor of such subsidiary. In addition, even where our company is recognized as a creditor of a subsidiary, our company's rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

The New Bonds will be protected by limited restrictive covenants, which in turn may allow us to engage in a variety of transactions that may impair our ability to fulfill our obligations under the New Bonds.

The indenture governing the New Bonds will contain limited financial covenants and will not restrict us from paying dividends, incurring debt, directly or indirectly (including debt of our subsidiaries), directly or indirectly, or issuing other securities. Because the indenture will contain limited covenants or other provisions designed to afford the Bondholders protection in the event of a highly leveraged transaction involving us including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under “Description of New Bonds – Certain Covenants,” we may engage in transactions that may impair our ability to fulfill our obligations under the New Bonds.

Some significant restructuring transactions that may adversely affect you may not constitute a “Change of Control/Repurchase Event” under the indenture, in which case we would not be obligated to offer to repurchase the New Bonds.

Upon the occurrence of a “Change of Control/Repurchase Event” (as defined under “Description of New Bonds – Certain Covenants”), you will have the right, at your option, to require us to repurchase your New Bonds for cash. However, the definition of Change of Control/Repurchase Event contained in the indenture will be limited to certain transactions. As a result, the Change of Control/Repurchase Event provision of the indenture will not afford protection to Bondholders in the event of other transactions that could adversely affect the New Bonds. In the event of any such transaction, Bondholders would not have the right to require us to repurchase their New Bonds, even though such a transaction could increase the amount of our indebtedness, or otherwise adversely affect the Bondholders.

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It may be difficult to realize the value of the collateral securing the New Bonds.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this document exceeds the principal amount of the New Bonds. The value of the assets pledged as collateral could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the New Bonds. Any claim for the amount, if any, realized by Bondholders from the sale of the collateral and the obligations under the New Bonds will rank pari passu in right of payment with all of our other senior secured indebtedness. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the New Bonds and all other senior secured obligations, interest may cease to accrue on the New Bonds from and after the date the bankruptcy petition is filed.

The security interest of the trustee will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the trustee may need to obtain the consent of a third party to obtain access to collateral or enforce a security interest in a contract. We cannot assure you that the trustee will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the trustee may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Our trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request, order or direction of any of the Bondholders, pursuant to the provisions of the indenture, unless such Bondholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

The indenture governing the New Bonds provides that in case an event of default occurs and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

The New Bonds will have limited transferability and liquidity.

Prior to this offering, there was no active market for the New Bonds. Although we may apply for quotation of the New Bonds on an alternative trading system or over the counter market, even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, the New Bonds will not be quoted on an alternative trading system or over the counter market until after the termination of this offering, if at all. Therefore, investors will be required to wait until at least after the final termination date of this offering for such quotation. The initial public offering price for the New Bonds has been determined by us. You may not be able to sell the New Bonds you purchase at or above the initial offering price.

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Alternative trading systems and over the counter markets, as with other public markets, may from time to time experience significant price and volume fluctuations. As a result, the market price of the New Bonds may be similarly volatile, and Bondholders may from time to time experience a decrease in the value of their New Bonds, including decreases unrelated to our operating performance or prospects. The price of the New Bonds could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this exchange circular.

No assurance can be given that the market price of the New Bonds will not fluctuate or decline significantly in the future or that Bondholders will be able to sell their New Bonds when desired on favorable terms, or at all. Further, the sale of the New Bonds may have adverse federal income tax consequences.

The inability to retain or obtain key personnel could delay or hinder implementation of our investment strategies, which could impair our ability to honor our obligations under the terms of New Bonds and could reduce the value of your investment.

Our success depends to a significant degree upon the contributions of our Sponsor's management team. We do not have employment agreements with any of these individuals nor do we currently have key man life insurance on any of these individuals. If any of them were to cease their affiliation with us, our Manager or our Sponsor, our Sponsor may be unable to find suitable replacements, and our operating results could suffer. Competition for highly skilled personnel is intense, and our Sponsor may be unsuccessful in attracting and retaining such skilled personnel. If our Sponsor loses or is unable to obtain the services of highly skilled personnel, our ability to implement our investment strategies could be delayed or hindered, and our ability to pay obligations on the New Bonds may be materially and adversely affected.

Under certain circumstances, we may redeem the New Bonds before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

Under certain circumstances, we may redeem all or a portion of the New Bonds. See "Description of New Bonds - Optional Redemption" for more information. If redeemed, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the New Bonds.

We may have to liquidate some of our investments at inopportune times to redeem the Old Bonds as well as the New Bonds in the event of the death, disability or bankruptcy of a Bondholder or redeem New Bonds pursuant to the New Bond Redemption, each of which could increase the risk that we will be unable to meet our obligations related to the New Bonds.

Contemporaneously with the commencement of the exchange offer, we have announced that we are not going to extend and will redeem the Old Bonds upon their maturity on August 1, 2024, subject to the six month orderly liquidation exemption.  Additionally, the New Bonds carry an early redemption right, or the New Bond Redemption. Each of the Series A Bonds, the Old Bonds and the New Bonds also carry a redemption right in the event of death, disability or bankruptcy of the Bondholder. As a result, the Old Bonds will be redeemed and one or more bondholders may elect to have their New Bonds redeemed prior to maturity of the New Bonds. In paying to redeem either the Old Bonds or the New Bonds, we may not have access to the necessary cash to redeem such bonds, and we may be required to liquidate certain assets in order to make such redemptions. Our investments are not intended to be liquid, and as a result any such liquidation may be at a price that represent a discount to the actual value of such investment.  This could result in a disproportionately larger percentage of our assets having to be used to make these redemptions, resulting in a disproportionally smaller percentage of our assets remaining to satisfy the principal and interest on any New Bonds and thereby increasing the risk of non-payment of the New Bonds.

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Risks Related to Our Corporate Structure

Because we are dependent upon our Sponsor and its affiliates to conduct our operations, any adverse changes in the financial health of our Sponsor or its affiliates or our relationship with them could hinder our operating performance and our ability to meet our financial obligations.

We are dependent on our Sponsor, as the sole owner of our Manager, and its affiliates to manage our operations and acquire and manage our portfolio of real estate assets. Our Manager, a wholly-owned and controlled subsidiary of our Sponsor, makes all decisions with respect to our management. Our Manager and our Sponsor depend upon the fees and other compensation that it receives from us in connection with the purchase, management and sale of our properties to conduct its operations. Any adverse changes in the financial condition of our Manager or our Sponsor or our relationship with our Manager or our Sponsor could hinder its ability to successfully manage our operations and our portfolio of investments.

An investment in in either the Old Bonds or the New Bonds constitutes only an investment in ROCF II Series and not in the Series LLC or any other series of the Series LLC.

An Investor in an either our Old Bonds or in the New Bonds has an investment only in ROCF II Series and not, for the avoidance of doubt, in (i) the Series LLC, (ii) any other series of the Series LLC, (iii) the Manager, (iv) the Sponsor or (v) directly in any asset associated with ROCF II Series or any asset owned by any other series of the Series LLC.  Because the investments in ROCF II Series do not constitute an investment in the Series LLC as a whole, holders of securities issued by any series of the Series LLC are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other series of the Series LLC.

If the Series LLC’s series limited liability company structure is not respected, then investors in ROCF II Series may have to share any liabilities of the Series LLC with all investors and not just those who are investors of the same series as them.

The Series LLC is structured as a Delaware series limited liability company that issues a separate series of securities. Each Series of the Series LLC will merely be a separate Series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18-215(b) of the LLC Act) are met, the liability of investors in one series is segregated from the liability of investors in another series and the assets of one series are not available to satisfy the liabilities of other series. Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware’s series limited liability company statute. While we are not aware of any jurisdiction not honoring this interpretation, some jurisdictions’ limited liability company statutes do not provide for series LLCs. Although series LLC legislation is increasingly being adopted, which should increase the likelihood that the separateness of the Series will be respected, there is uncertainty whether other jurisdictions will honor such interpretation. If the Company’s series limited liability company structure is not respected, then investors may have to share any liabilities of the Company with all investors and not just those who are investors in the same series as them. Furthermore, while we intend to maintain separate and distinct records for each series and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a particular series to the liabilities of another series. The consequence of this is that investors may have to bear higher than anticipated expenses which would adversely affect the value of their interests or the likelihood of any distributions being made by the series to the investors. In addition, we are not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one series should be applied to meet the liabilities of the other series of the Series LLC or the liabilities of the Series LLC generally when the assets of such other series or of the Series LLC generally are insufficient to meet our liabilities.

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If any fees, costs and expenses of the Series LLC are not allocable to a specific series, they will be borne proportionately across all the series of the Series LLC. Although the Manager will allocate fees, costs and expenses acting reasonably and in accordance with its allocation policy, there may be situations where it is difficult to allocate fees, costs and expenses to a specific series and therefore, there is a risk that a series may bear a proportion of the fees, costs and expenses for a service or product for which another series of the Series LLCs received a disproportionately high benefit.

You will have no control over changes in our policies and day-to-day operations, which lack of control increases the uncertainty and risks you face as an investor in the New Bonds. In addition, our Sponsor, through our Manager, may change our major operational policies without your approval.

Our Sponsor, as the sole owner of our Manager, determines our major policies, including our policies regarding financing, growth, debt capitalization, and distributions. Our Sponsor, as the sole owner of our Manager, may amend or revise these and other policies without your approval. As a Bondholder, you will have no rights under the limited liability company agreement of our company, or our “operating agreement.” See "Summary - The Company and its Predecessors – Operating Agreement" herein for a detailed summary of our operating agreement.

Our Sponsor, as the sole owner of our Manager, is responsible for the day-to-day operations of our company and the selection and management of investments and has broad discretion over the use of our monies. Accordingly, you should not exchange for New Bonds unless you are willing to entrust all aspects of the day-to-day management and the selection and management of investments to our Sponsor. Specifically, our Sponsor is controlled by Red Oak Holdings Management, LLC (“ROHM”), which is controlled by its board of managers consisting of Gary Bechtel, Raymond Davis and Kevin Kennedy, and as a result, they will be able to exert significant control over our operations.  ROHM’s board of managers has exclusive control over the operations of our Sponsor, our Manager and us. As a result, we are dependent on ROHM’s board of managers to properly choose investments and manage our company. Our Manager has appointed an Investment Committee composed of three members who are nominated, appointed, and removed by the Manager, and all loan origination decisions require the unanimous approval of the Investment Committee members. The Investment Committee’s members are Gary Bechtel, Thomas McGovern and Paul Cleary. You will have no control over the Investment Committee and the Manager may choose to alter the composition of, or eliminate, the Investment Committee in its sole discretion. In addition, our Sponsor may, or may cause our Manager to, retain independent contractors to provide various services for us, and you should note that such contractors will have no fiduciary duty to you and may not perform as expected or desired.

Bondholders will have no right to remove our Manager or otherwise change our management, even if we are underperforming and not attaining our investment objectives.

Only the members of our company will have the right to remove our Manager, and currently our Manager is our sole member. Bondholders will have no rights in our management and will have no ability to remove our Manager.

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Our Manager and its executive officers will have limited liability for, and will be indemnified and held harmless from, the losses of our company.

Our Manager, our Sponsor and its executive officers and their agents and assigns, will not be liable for, and will be indemnified and held harmless (to the extent of our company's assets) from any loss or damage incurred by them, our company or the members in connection with the business of our company resulting from any act or omission performed or omitted in good faith, which does not constitute fraud, willful misconduct, gross negligence or breach of fiduciary duty. A successful claim for such indemnification could deplete our company's assets by the amount paid. See "Summary - The Company and its Predecessors - Operating Agreement - Indemnification" above for a detailed summary of the terms of our operating agreement. Our operating agreement is incorporated by reference as an exhibit to Current Report on Form 1-U, of which this exchange circular also is an exhibit.

Risks Related to Conflicts of Interest

Our Manager and our Sponsor, their executive officers and respective affiliates face conflicts of interest relating to making investments, and such conflicts may not be resolved in our favor, which could limit our investment opportunities, impair our ability to make distributions and reduce the value of your investment.

We rely on our Sponsor, its executive officers and its affiliates to identify suitable investment opportunities. We may be making investments at the same time as other entities that are affiliated with our Sponsor. Such programs also rely on our Sponsor, its executive officers and its affiliates for investment opportunities. Our Sponsor has sponsored similar privately offered programs and may  concurrently, or in the future, sponsor similar private and public programs that have investment objectives similar to ours. Therefore, our Sponsor, its executive officers and its affiliates could be subject to conflicts of interest between our company and other programs. Many investment opportunities would be suitable for us as well as other programs. Our Sponsor could direct attractive investment opportunities to other entities. Although we are subject to the Sponsor’s allocation policy, which is described further below and which specifically addresses some of these conflicts, there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. Such events could result in our investing in assets that provide less attractive returns, impairing our ability to honor our obligations under the terms of the New Bonds and the value of your investment.

Payment of fees to our Manager will reduce cash available for investment and fulfillment of our obligations with respect to the New Bonds.

Our Manager performs services for us in connection with the selection, acquisition and disposition of our investments. It is paid fees for these services, which reduces the amount of cash available for investment and for payment of our obligations with respect to the New Bonds. Although customary in the industry, the fees to be paid to our Manager and our Sponsor and its affiliates were not determined in an arm's-length negotiation. We cannot assure you that a third party unaffiliated with our Sponsor would not be willing to provide such services to us at a lower price. We will pay our Manager management fees, calculated quarterly and paid in advance of the applicable quarter, equal to 1.00% of (i) all capital contributions of the Members, net of any amounts invested at that time in loans or debt instruments, plus (ii) the outstanding principal amount of each loan or real estate debt instrument we then hold, including loans secured by real estate we then own as a result of borrower default. The Manager will also receive 0.50% of the proceeds received from the repayment of the principal amount of any of our debt investments or any other disposition of the underlying real estate.

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Our Manager will receive certain fees regardless of the performance of our company or an investment in the New Bonds.

Our Sponsor or its affiliates will receive an asset management fee of 2.00% of the outstanding principal amount of the Series A Bonds and 1.75% of the aggregate outstanding principal amount of the Old Bonds and the New Bonds and an acquisition fee equal to 0.5% of the purchase price assets acquired. These fees will be paid regardless of our success and the performance of the New Bonds.

Our Sponsor may, or may cause our Manager to, increase the fees payable to it and/or its affiliates with the consent of a majority of the holders of the ROCF II Bonds.

Our Sponsor will have the power to contractually bind our Manager and us. As a result, our Sponsor may agree to increase the fees payable to it and/or its affiliates with the consent of a majority of the ROCF II Bonds. For this purpose, a Bondholder will be deemed to have consented with respect to its Bonds if the Bondholder has not objected in writing within five (5) calendar days after the receipt of the consent request. As a result, our Sponsor may increase fees paid to it or its affiliates without the affirmative consent of the Bondholders.

Our Sponsor and its affiliates, including its officers, face conflicts of interest caused by compensation arrangements with us and other programs sponsored by our Sponsor or its affiliates, which could result in actions that are not in the long term best interests of our Bondholders.

Our Sponsor or its affiliates receive fees from us. These fees could influence our Manager’s, being wholly controlled by our Sponsor, advice to us, as well as the judgment of the affiliates of our Sponsor who serve as our officers. Among other matters, the compensation arrangements could affect their judgment with respect to property acquisitions from, or the making of investments in, other programs sponsored by our Sponsor, which might entitle affiliates of our Sponsor to disposition fees and other possible fees in connection with its services for the seller.

Considerations relating to their compensation from other programs could result in decisions that are not in the best interests of our Bondholders, which could hurt our ability to perform our obligations related to the New Bonds or result in a decline in the value of your investment.

 If the competing demands for the time of our Manager and our Sponsor, its affiliates and its officers result in them spending insufficient time on our business, we may miss investment opportunities or have less efficient operations, which could reduce our profitability and impair our ability to honor our obligations under the New Bonds.

We do not have any employees. We rely on the employees of our Sponsor, as the sole owner of our Manager, and its affiliates for the day-to-day operation of our business. The amount of time that our Sponsor and its affiliates spend on our business will vary from time to time and is expected to be greater while we are raising money and acquiring properties. Our Sponsor and its affiliates, including its officers, have interests in other programs and engage in other business activities. As a result, they will have conflicts of interest in allocating their time between us and other programs and activities in which they are involved. Because these persons have competing interests on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. We expect that as our activities expand, our Sponsor will attempt to hire additional employees who would devote substantially all of their time to our business. There is no assurance that our Sponsor or our Manager will devote adequate time to our business. If our Sponsor suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, it may allocate less time and resources to our operations. If any of these things occur, our ability to honor obligations under the New Bonds may be adversely affected.

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Our Sponsor will source all of our investments, and existing or future entities or programs sponsored and managed by our Sponsor may compete with us for, or may participate in, some of those investments, which could result in conflicts of interest.

Although we are subject to the Sponsor’s allocation policy which specifically addresses some of the conflicts relating to our investment opportunities described above, there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. The Sponsor’s allocation policy provides that in the event a lending opportunity becomes available that is suitable for multiple funds managed by the Sponsor, the Investment Committee, after consultation with counsel, may allocate participation in the lending opportunity to the various funds managed by the Sponsor based on an examination of a variety of factors. The Sponsor may determine that a lending opportunity is appropriate for a particular fund, but not for another. In addition, the Sponsor or its employees may engage in a lending opportunity that our Manager, through the Sponsor, has determined to be unsuitable for us. The investment allocation policy may be amended by the Sponsor at any time without our consent. As the investment programs of the various entities managed by the Sponsor change and develop over time, additional issues and considerations may affect the Sponsor’s allocation policy and its expectations with respect to the allocation of lending opportunities.

An affiliate of our Sponsor may acquire property in connection with the foreclosure of any of our loans.

An affiliate of our Sponsor will have the ability to acquire property from our company following a foreclosure of any of our loans. In the case of a purchase by an affiliate of our Sponsor following a foreclosure, the affiliate would purchase the property at a price equal to the amounts due under the foreclosed loan. The Sponsor cannot guarantee this price is the highest price it could receive for the sale of the foreclosed property. As a result, the Sponsor, through its affiliate, may acquire these properties at a discount to fair market value.

We may from time to time acquire loans from existing or future entities or programs sponsored and managed by our Sponsor and its affiliates.

Part of our business strategy will likely include the purchase of existing and performing first mortgage loans, which could include loans held by entities or programs sponsored and managed by our Sponsor. In such an instance, we would anticipate that we would purchase the loan for the face amount of the principal then outstanding on the loan. The Sponsor cannot guarantee that this is the lowest price for which the loan could be purchased. As a result, we may acquire these loans for a premium to fair market value.

Risks Related to Our Lending and Investment Activities

Our loans and investments expose us to risks associated with debt-oriented real estate investments generally.

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We seek to invest primarily in debt instruments relating to real estate-related assets. As such, we are subject to, among other things, risk of defaults by borrowers in paying debt service on outstanding indebtedness and to other impairments of our loans and investments. Any deterioration of real estate fundamentals generally, and in the U.S. in particular, could negatively impact our performance by making it more difficult for borrowers of our mortgage loans, or borrower entities, to satisfy their debt payment obligations, increasing the default risk applicable to borrower entities, and/or making it more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of borrower entities and/or the value of underlying real estate collateral relating to our investments and may include economic and/or market fluctuations, changes in environmental, zoning and other laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand, fluctuations in real estate fundamentals, the financial resources of borrower entities, energy supply shortages, various uninsured or uninsurable risks, natural disasters, political events, terrorism and acts of war, changes in government regulations, changes in real property tax rates and/or tax credits, changes in operating expenses, changes in interest rates, changes in inflation rates, changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy and/or adverse changes in real estate values generally and other factors that are beyond our control.

We cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. Any declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on our business, financial condition, and results of operations.

Commercial real estate-related investments that are secured by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial real estate debt instruments (e.g., mortgages) that are secured by commercial property are subject to risks of delinquency and foreclosure and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

•	tenant mix and tenant bankruptcies;

•	success of tenant businesses;

•	property management decisions, including with respect to capital improvements, particularly in older building structures;

•	property location and condition;

•	competition from other properties offering the same or similar services;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	any need to address environmental contamination at the property;

•	changes in global, national, regional, or local economic conditions and/or specific industry segments;

•	declines in global, national, regional or local real estate values;

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•	declines in global, national, regional or local rental or occupancy rates;

•	changes in interest rates, foreign exchange rates, and in the state of the credit and securitization markets and debt and equity capital markets, including diminished availability or lack of debt financing for commercial real estate;

•	changes in real estate tax rates, tax credits and other operating expenses;

•	changes in governmental rules, regulations and fiscal policies, including income tax regulations and environmental legislation;

•	acts of God, terrorism, social unrest and civil disturbances, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; and

•	adverse changes in zoning laws.

Specifically, changes in federal, state, and local laws and regulations may affect certain income producing properties more than others. Any change to the federal, state, and local regulations applicable to this industry may negatively affect the ability of the property owner to produce income and materially diminish the value of the property used to secure the loan. In addition, we are exposed to the risk of judicial proceedings with our borrowers and entities we invest in, including bankruptcy or other litigation, as a strategy to avoid foreclosure or enforcement of other rights by us as a lender or investor. In the event that any of the properties or entities underlying or collateralizing our loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments could be reduced, which would adversely affect our results of operations and financial condition.

Our business could be adversely affected by unfavorable economic and political conditions, which in turn, can negatively impact our ability to generate returns to you.

The Company’s future business and operations are sensitive to general business and economic conditions in the United States. Factors beyond the Company’s control could cause fluctuations resulting in adverse conditions, such as heightened inflation. Sustained inflationary pressures resulted in the Federal Reserve Board increasing interest rates by 3% during 2022 and increases continued through part of 2023. While the Federal Reserve Board has signaled its intention to hold interests rates steady in the first quarter of 2024, to the extent economic conditions worsen, inflation may make it more difficult for our borrowers to repay loans, and may increase the risk of default by them, which in turn, can negatively impact our ability to generate returns to you.

In additional, national and regional economies and financial markets have become increasingly interconnected, which increases the possibilities that conditions in one country, region, or market might adversely impact issuers in a different country, region, or market. Major economic or political disruptions, such as the slowing economy in China, the war in Ukraine and sanctions on Russia, and a potential economic slowdown in the United Kingdom and Europe, may have global negative economic and market repercussions. While the Company does not intend to make loans to borrowers located in those countries, such disruptions may nevertheless impact its operations.

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Pandemics and outbreaks of communicable diseases may lead to periods of significant volatility in financial and other markets, and could adversely affect our ability to conduct normal business, our clients, and could harm our businesses, financial condition and results of operations.

Pandemics and widespread outbreaks of communicable diseases may cause significant disruption in the international and United States economies and financial markets and could have an adverse effect on our business and results of operations. The spread of these diseases may result in quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, supply chain interruptions, and overall economic and financial market instability. Governments of the states in which we have operations may take preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forego their time outside of their homes, and ordering temporary closures of businesses that have been deemed to be non-essential. These restrictions and other consequences of public health issues may result in significant adverse effects for many different types of businesses, including, among others, those in the hospitality (including hotels and lodging) and restaurant industries, and result in layoffs and furloughs of employees nationwide, including the regions in which we operate.

Fluctuations in interest rates and credit spreads could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

Our primary interest rate exposures relate to the yield on our loans and other investments and the financing cost of our debt. Changes in interest rates and credit spreads may affect our net income from loans and other investments, which is the difference between the interest and related income we earn on our interest-earning investments and the interest and related expense we incur in financing these investments. Interest rate and credit spread fluctuations resulting in our interest and related expense exceeding interest and related income would result in operating losses for us. Changes in the level of interest rates and credit spreads also may affect our ability to make loans or investments, the value of our loans and investments and our ability to realize gains from the disposition of assets. Increases in interest rates and credit spreads may also negatively affect demand for loans and could result in higher borrower default rates.

Our operating results depend, in part, on differences between the income earned on our investments, net of credit losses, and our financing costs. The yields we earn on our floating-rate assets and our borrowing costs tend to move in the same direction in response to changes in interest rates. However, one can rise or fall faster than the other, causing our net interest margin to expand or contract. In addition, we could experience reductions in the yield on our investments and an increase in the cost of our financing. Although we seek to match the terms of our liabilities to the expected lives of loans that we acquire or originate, circumstances may arise in which our liabilities are shorter in duration than our assets, resulting in their adjusting faster in response to changes in interest rates. For any period during which our investments are not match-funded, the income earned on such investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may immediately and significantly decrease our results of operations and cash flows and the market value of our investments. In addition, unless we enter into hedging or similar transactions with respect to the portion of our assets that we fund using our balance sheet, returns we achieve on such assets will generally increase as interest rates for those assets rise and decrease as interest rates for those assets decline.

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We operate in a competitive market for lending and investment opportunities which may intensify, and competition may limit our ability to originate or acquire desirable loans and investments or dispose of assets we target and could also affect the yields of these assets and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market for lending and investment opportunities, which may intensify. Our profitability depends, in large part, on our ability to originate or acquire our target assets on attractive terms. In originating or acquiring our target assets, we compete for opportunities with a variety of lenders and investors, including REITs, specialty finance companies, public and private funds (including funds managed by affiliates of our Sponsor), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as the U.S. Government. Many of our competitors are not subject to the operating constraints associated with maintaining an exclusion from regulation under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to decreasing yields, which may further limit our ability to generate desired returns. Also, as a result of this competition, desirable loans and investments in our target assets may be limited in the future and we may not be able to take advantage of attractive lending and investment opportunities from time to time, thereby limiting our ability to identify and originate or acquire loans or make investments that are consistent with our investment objectives. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

Prepayment rates may adversely affect our financial performance and the value of certain of our assets.

Our business is currently focused on originating mortgage loans or other debt instruments secured by commercial real estate assets. Our borrowers may be able to repay their loans prior to their stated maturities. In periods of declining interest rates and/or credit spreads, prepayment rates on loans generally increase. If general interest rates or credit spreads decline at the same time, the proceeds of such prepayments received during such periods may not be reinvested for some period of time or may be reinvested by us in assets yielding less than the yields on the assets that were prepaid.

Prepayment rates on loans may be affected by a number of factors including, but not limited to, the then-current level of interest rates and credit spreads, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic and legal factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks.

Difficulty in redeploying the proceeds from repayments of our existing loans and investments may cause our financial performance and our ability to fulfill our obligations relative to the New Bonds.

As our loans and investments are repaid, we will look to redeploy the proceeds we receive into new loans and investments, repay borrowings, pay interest on the New Bonds or redeem outstanding New Bonds. It is possible that we will fail to identify reinvestment options that would provide returns or a risk profile that is comparable to the asset that was repaid. If we fail to redeploy the proceeds we receive from repayment of a loan in equivalent or better alternatives, our financial performance and our ability to fulfill our obligations related to the New Bonds will suffer.

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If we are unable to successfully integrate new assets and manage our growth, our results of operations and financial condition may suffer.

We may be unable to successfully and efficiently integrate newly-acquired assets into our existing portfolio or otherwise effectively manage our assets or our growth effectively. In addition, increases in our portfolio of assets and/or changes in the mix of our assets may place significant demands on our Manager’s administrative, operational, asset management, financial and other resources. Any failure to manage increases in size effectively could adversely affect our results of operations, financial condition and ability to fulfill our obligations related to the New Bonds.

The lack of liquidity in certain of our assets may adversely affect our business.

The illiquidity of certain of our assets may make it difficult for us to sell such investments if the need or desire arises. Certain assets such as mortgages and other loans are relatively illiquid investments due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. In addition, certain of our investments may become less liquid after our investment as a result of periods of delinquencies or defaults or turbulent market conditions, which may make it more difficult for us to dispose of such assets at advantageous times or in a timely manner. Moreover, many of the loans and securities we invest in are not registered under the relevant securities laws, resulting in limitations or prohibitions against their transfer, sale, pledge or their disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws. As a result, many of our investments are illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, for example as a result of margin calls, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment to the extent that we or our Manager (and/or its affiliates) has or could be attributed as having material, non-public information regarding the borrower entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations, financial condition and ability to fulfill our obligations related to the New Bonds.

We are subject to additional risks associated with priority loan participations.

Some of our loans may be participation interests in which we share the rights, obligations, and benefits of the loan with other lenders. From time to time these participations may be structured so that other participants have a priority to payments of interest and principal over us, or, in other words, our rights to payments of interest and principal will be subordinate to the satisfaction of the priority rights of those participants. In such cases, if a borrower defaults on a participation loan, or if the borrower is in bankruptcy, our interest in the participation loan will be satisfied only after the interests of the other lenders in the participation loan are satisfied. In those instances, our risk of loss is greater than the risk associated with those participants with priority over our other loans. If the underlying collateral is insufficient to pay-off the other participating lenders, then we may experience losses that would have a material adverse effect on our operations.

Any distressed loans or investments we make, or loans and investments that later become distressed, may subject us to losses and other risks relating to bankruptcy proceedings.

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While our loans and investments focus primarily on “performing” real estate-related interests, our loans and investments may also include making distressed investments from time to time (e.g., investments in defaulted, out-of-favor or distressed loans and debt securities) or may involve investments that become “sub-performing” or “non-performing” following our acquisition thereof. Certain of our investments may include properties that typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk. During an economic downturn or recession, loans or securities of financially or operationally troubled borrowers or issuers are more likely to go into default than loans or securities of other borrowers or issuers. Loans or securities of financially or operationally troubled issuers are less liquid and more volatile than loans or securities of borrowers or issuers not experiencing such difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and ask prices may be greater than normally expected. Investment in the loans or securities of financially or operationally troubled borrowers or issuers involves a high degree of credit and market risk.

In certain limited cases (e.g., in connection with a workout, restructuring and/or foreclosing proceedings involving one or more of our investments), the success of our investment strategy will depend, in part, on our ability to effectuate loan modifications and/or restructure and improve the operations of our borrower entities. The activity of identifying and implementing successful restructuring programs and operating improvements entails a high degree of uncertainty. There can be no assurance that we will be able to identify and implement successful restructuring programs and improvements with respect to any distressed loans or investments we may have from time to time.

These financial or operating difficulties may never be overcome and may cause borrower entities to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our investments and in certain circumstances, become subject to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender that has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment and/or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment, or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize value from collateral for loan positions held by us, may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructuring of the debt through principles such as the “cramdown” provisions of the bankruptcy laws.

Loans on properties in transition will involve a greater risk of loss than conventional mortgage loans.

We may invest in transitional loans to borrowers who are typically seeking relatively short-term capital to be used in an acquisition or rehabilitation of a property. The typical borrower in a transitional loan has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to improve according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the transitional loan, and we bear the risk that we may not recover some or all of our investment.

In addition, borrowers usually use the proceeds of a conventional mortgage to repay a transitional loan. Transitional loans therefore are subject to the risk of a borrower’s inability to obtain permanent financing to repay the transitional loan. In the event of any default under transitional loans that may be held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the transitional loan. To the extent we suffer such losses with respect to these transitional loans, it could adversely affect our results of operations and financial condition.

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Risks of cost overruns and noncompletion of renovations of properties in transition may result in significant losses.

The renovation, refurbishment or expansion of a property by a borrower involves risks of cost overruns and noncompletion. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Other risks may include rehabilitation costs exceeding original estimates, possibly making a project uneconomical, environmental risks, delays in legal and other approvals and rehabilitation and subsequent leasing of the property not being completed on schedule. If such renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged reduction of net operating income and may not be able to make payments on our investment on a timely basis or at all, which could result in significant losses.

There are increased risks involved with our lending activities to renovation or rehabilitation projects.

Lending to projects involving renovations or rehabilitations, which include our investment in loans that fund such projects, may expose us to increased lending risks. Lending to projects involving renovations or rehabilitations generally is considered to involve a higher degree of risk of non-payment and loss than other types of lending due to a variety of factors, including the difficulties in estimating costs and anticipating delays and, generally, the dependency on timely, successful completion and the lease-up and commencement of operations post-completion. In addition, since such loans generally entail greater risk than mortgage loans collateralized by income-producing property, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with such loans. Further, as the lender under a such a loan, we may be obligated to fund all or a significant portion of the loan at one or more future dates. We may not have the funds available at such future date(s) to meet our funding obligations under the loan. In that event, we would likely be in breach of the loan unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all.

If a borrower fails to complete the project or experiences cost overruns, there could be adverse consequences associated with the loan, including a decline in the value of the property securing the loan, a borrower claim against us for failure to perform under the loan documents if we choose to stop funding, increased costs to the borrower that the borrower is unable to pay, a bankruptcy filing by the borrower, and abandonment by the borrower of the collateral for the loan.

Our success depends on the availability of attractive investments and our Manager’s and, by extension, our Sponsor’s ability to identify, structure, consummate, leverage, manage and realize returns on our  debt investments.

Our operating results are dependent upon the availability of, as well as our Manager’s ability, and by extension, our Sponsor’s and its affiliates’ ability, to identify, structure, consummate, manage and realize returns on our debt investments. In general, the availability of favorable investment opportunities and, consequently, our returns, will be affected by the level and volatility of interest rates and credit spreads, conditions in the financial markets, general economic conditions, the demand for investment opportunities in our target assets and the supply of capital for such investment opportunities. We cannot assure you that our Manager will be successful in identifying and consummating investments that satisfy our rate of return objectives or that such investments, once made, will perform as anticipated.

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Real estate valuation is inherently subjective and uncertain.

The valuation of real estate and therefore the valuation of any collateral underlying our loans is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. In addition, where we invest in loans for renovation or rehabilitation projects, initial valuations will assume completion of the project. As a result, the valuations of the real estate assets against which we will make or acquire loans are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. This is true regardless of whether we internally perform such valuation or hire a third party to do so.

Our loans and investments may be concentrated in terms of geography, asset types, and sponsors.

We are not required to observe specific diversification criteria. Therefore, our investments may be concentrated in certain property types that may be subject to higher risk of default or foreclosure or secured by properties concentrated in a limited number of geographic locations.

To the extent that our assets are concentrated in any one region or type of asset, downturns generally relating to such type of asset or region may result in defaults on a number of our investments within a short time period, which could adversely affect our results of operations and financial condition. In addition, because of asset concentrations, even modest changes in the value of the underlying real estate assets could have a significant impact on the value of our investment. As a result of any high levels of concentration, any adverse economic, political or other conditions that disproportionately affects those geographic areas or asset classes could have a magnified adverse effect on our results of operations and financial condition, and the value of our bondholders’ investments could vary more widely than if we invested in a more diverse portfolio of loans.

The due diligence process that our Manager, through our Sponsor and its personnel, undertakes in regard to investment opportunities may not reveal all facts that may be relevant in connection with an investment and if our Manager incorrectly evaluates the risks of our investments we may experience losses.

Before making investments for us, our Manager, through our Sponsor and its personnel, conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances relevant to each potential investment. When conducting due diligence, our Manager may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. If our Manager underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

Moreover, investment analyses and decisions by our Manager, through our Sponsor and its personnel,  may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities. In such cases, the information available to our Manager at the time of making an investment decision may be limited, and they may not have access to detailed information regarding such investment. Therefore, we cannot assure you that our Manager will have knowledge of all circumstances that may adversely affect such investment.

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Insurance on loans and real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might result in insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the corresponding nonperformance of or loss on our investment related to such property.

The impact of any future terrorist attacks and the availability of affordable terrorism insurance expose us to certain risks.

Terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the U.S. and its allies may have an adverse impact on the U.S. financial markets and the economy in general. We cannot predict the severity of the effect that any such future events would have on the U.S. financial markets, the economy or our business. Any future terrorist attacks could adversely affect the credit quality of some of our loans and investments. Some of our loans and investments will be more susceptible to such adverse effects than others, particularly those secured by properties in major cities or properties that are prominent landmarks or public attractions. We may suffer losses as a result of the adverse impact of any future terrorist attacks and these losses may adversely impact our results of operations.

In addition, the enactment of the Terrorism Risk Insurance Act of 2002, or TRIA, and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2015 and the Terrorism Risk Insurance Program Reauthorization Act of 2019, which extended TRIA through the end of 2020, requires insurers to make terrorism insurance available under their property and casualty insurance policies and provides federal compensation to insurers for insured losses. However, this legislation does not regulate the pricing of such insurance and there is no assurance that this legislation will be extended after its expiration. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties that we invest in are unable to obtain affordable insurance coverage, the value of those investments could decline and in the event of an uninsured loss, we could lose all or a portion of our investment.

We may need to foreclose on certain of the loans we originate or acquire, which could result in losses that harm our results of operations and financial condition.

We may find it necessary or desirable to foreclose on certain of the loans we originate or acquire, and the foreclosure process may be lengthy and expensive. If we foreclose on an asset, we may take title to the property securing that asset, and if we do not or cannot sell the property, we would then come to own and operate it as “real estate owned.” Owning and operating real property involves risks that are different (and in many ways more significant) than the risks faced in owning an asset secured by that property. In addition, we may end up owning a property that we would not otherwise have decided to acquire directly at the price of our original investment or at all, and the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us.

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Whether or not we have participated in the negotiation of the terms of any such loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and could potentially result in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net sale proceeds and, therefore, increase any such losses to us.

If we foreclose on certain of the loans we originate or acquire, then we are subject to the general risks of owning real estate.

Fluctuations in vacancy rates, rent schedules and operating expenses can adversely affect operating results or render the sale or refinancing of a property difficult or unattractive. No assurance can be given that certain assumptions as to the future levels of occupancy, cost of tenant improvements or future costs of operating a property will be accurate since such matters will depend on events and factors beyond the control of the Manager. Such factors include continued validity and enforceability of the leases, vacancy rates for similar properties, financial resources of tenants and rent levels near the properties, adverse changes in local population trends, market conditions, neighborhood values, local economic and social conditions, supply and demand for property, competition from similar properties, interest rates and real estate tax rates, governmental rules, regulations and fiscal policies, the enactment of unfavorable real estate laws, rent control, environmental or zoning law, and hazardous material law, uninsured losses, effects of inflation, and other risks. Properties may not perform in accordance with expectations which could result in losses that harm our results of operations and financial conditions. There is no certainty that we will be able to sell or refinance such properties on favorable terms, or at all.

Properties obtained through the foreclosure on one of our loans we originate or acquire may involve substantial risks.

Properties obtained through a foreclosure may be distressed, poorly managed or in need of repositioning or other improvements. We may underestimate the amount of time, difficulty and cost of leasing vacant space. Additionally, we may underestimate the costs of improvements required to bring a property up to standards suitable for its intended use or its intended market position. No assurance can be given that the Manager will manage such properties in a way that is profitable to the Company.

The properties underlying our investments may be subject to unknown liabilities, including environmental liabilities, that could affect the value of these properties and as a result, our investments.

Collateral properties underlying our investments may be subject to unknown or unquantifiable liabilities that may adversely affect the value of our investments. Such defects or deficiencies may include title defects, title disputes, liens, servitudes or other encumbrances on the mortgaged properties. The discovery of such unknown defects, deficiencies and liabilities could affect the ability of our borrowers to make payments to us or could affect our ability to foreclose and sell the underlying properties, which could adversely affect our results of operations and financial condition.

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Furthermore, to the extent we foreclose on properties securing loans that we have made, we may be subject to environmental liabilities arising from such foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

If we foreclose on any properties underlying our investments, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, therefore the discovery of material environmental liabilities attached to such properties could adversely affect our results of operations and financial condition.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our investments, including the New Bonds issued in our securitization transactions for which we are required to retain a portion of the credit risk, may be rated by rating agencies. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value and liquidity of our investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

Investments in non-conforming and non-investment grade rated loans or securities involve increased risk of loss.

Many of our investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated (as is typically the case for private loans) or will be rated as non-investment grade by the rating agencies. Private loans often are not rated by credit rating agencies. Non-investment grade ratings typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the underlying properties’ cash flow or other factors. As a result, these investments should be expected to have a higher risk of default and loss than investment-grade rated assets. Any loss we incur may be significant and may adversely affect our results of operations and financial condition. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our investment portfolio.

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We must manage our portfolio so that we do not become an investment company that is subject to regulation under the Investment Company Act.

We conduct our operations so that we avail ourselves of the statutory exclusion provided in Section 3(c)(5)(C) for companies engaged primarily in investment in mortgages and other liens on or interests in real estate. In order to qualify for this exclusion, we must maintain, on the basis of positions taken by the SEC’s Division of Investment Management, or the “Division,” in interpretive and no-action letters, a minimum of 55% of the value of our total assets in mortgage loans and other related assets that are considered “mortgages and other liens on and interests in real estate,” which we refer to as “Qualifying Interests,” and a minimum of 80% in Qualifying Interests and real estate-related assets. In the absence of SEC or Division guidance that supports the treatment of other investments as Qualifying Interests, we will treat those other investments appropriately as real estate-related assets or miscellaneous assets depending on the circumstances.

In August 2011, the SEC staff commenced an advance notice rulemaking initiative, indicating that it is reconsidering its interpretive policy under Section 3(c)(5)(C) and whether to advance rulemaking to define the basis for the exclusion. We cannot predict the outcome of this reconsideration or potential rulemaking initiative and its impact on our ability to rely on the exclusion. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon the requirements of Section 3(c)(5)(C) of the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.

Because registration as an investment company would significantly affect our ability to engage in certain transactions or be structured in the manner we currently are, we intend to conduct our business so that we will continue to satisfy the requirements to avoid regulation as an investment company. If we do not meet these requirements, we could be forced to alter our investment portfolio by selling or otherwise disposing of a substantial portion of the assets that do not satisfy the applicable requirements or by acquiring a significant position in assets that are Qualifying Interests. Any such investments may not represent an optimum use of capital when compared to the available investments we and our subsidiaries target pursuant to our investment strategy and present additional risks to us. We continue to analyze our investments and may make certain investments when and if required for compliance purposes. Altering our portfolio in this manner may have an adverse effect on our investments if we are forced to dispose of or acquired assets in an unfavorable market.

If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. In order to comply with provisions that allow us to avoid the consequences of registration under the Investment Company Act, we may need to forego otherwise attractive opportunities and limit the manner in which we conduct our operations. Therefore, compliance with the requirements of the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

Rapid changes in the values of our other real estate-related investments may make it more difficult for us to maintain our exclusion from regulation under the Investment Company Act.

If the market value or income potential of real estate-related investments declines, we may need to alter the mix of our portfolio of assets in order to maintain our exclusion from the Investment Company Act regulation. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the Investment Company Act considerations.

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The Manager is not registered and does not intend to register as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). If the Manager is required to register as an investment adviser under the Advisers Act, it could impact our operations and possibly reduce your investment return.

The Manager is not currently registered as an investment adviser under the Advisers Act and does not expect to register as an investment adviser because the Company does not believe that it meets the registration requirements under the Advisers Act. In order to fall under the Advisers Act, the Manager must: (i) be in the business of (ii) providing advice or analyses on securities (iii) for compensation. First, the Company does not believe the Manager advises on “securities” because its investments in first-position mortgages are not securities under the Advisers Act. Second, the Company believes that any investments in securities will be solely incidental to its investment strategy and therefore, the Manager would not be considered to be “in the business of” providing advice on securities. Third, whether an adviser has sufficient regulatory assets under management to require registration under the Advisers Act depends on the nature of the assets it manages. In calculating regulatory assets under management, the Manager must include the value of each “securities portfolio” it manages. The Manager expects that our assets will not constitute a securities portfolio so long as a majority of our assets consist of assets that we believe are not securities. However, the SEC will not affirm our determination of what portion of our investments are not securities. As a result, there is a risk that such determination is incorrect and, as a result, our investments are a securities portfolio. In such event, the Manager may be acting as an investment adviser subject to registration under the Advisers Act but not be registered. If our investments were to constitute a securities portfolio, then the Manager may be required to register under the Advisers Act, which would require it to comply with a variety of regulatory requirements under the Advisers Act on such matters as record keeping, disclosure, compliance, limitations on the types of fees it could earn and other fiduciary obligations. As a result, the Manager would be required to devote additional time and resources and incur additional costs to manage our business, which could possibly reduce your investment return.

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USE OF PROCEEDS

We will not receive any cash proceeds from this exchange offer. Old Bonds that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of New Bonds will not result in any cash proceeds to us.

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THE EXCHANGE OFFER

Purpose of Exchange Offer

The purpose of the exchange offer is to exchange New Bonds for Old Bonds with certain different terms. The terms of the New Bonds are similar to the terms of the Old Bonds, except for the following modifications:

•

Interest Rate. The Old Bonds bear interest at a rate equal to 8.5% per year, payable quarterly in arrears on January 31st, April 30th, July 31st and October 31st of each year. The New Bonds will bear interest at a rate equal to 9.5% per year, payable quarterly in arrears on January 25th, April 25th, July 25th and October 25th of each year.

•

Term. The Old Bonds are scheduled to mature on August 1, 2024, subject to our right to extend six months for orderly liquidation (see below) of assets for repayment, which we intend to exercise. The New Bonds will mature four years from the date on which they are issued, which we expect to occur on July 1, 2024.

•

Third Party Debt Covenant. The indenture governing the Old Bonds limits the indebtedness incurred by us, directly or indirectly (including debt of our subsidiaries), to 25% of the outstanding principal of any loans or other assets owned, directly or indirectly, by us. The indenture governing the New Bonds will not have the 25% Debt Covenant.

•

Redemptions at the request of the holder.  The Old Bonds allowed holders to request redemption after January 1, 2021.  For redemption requests after that date but prior to January 1, 2023, the redemption price was $880 per Old Bond plus accrued but unpaid interest.  For redemption requests on or after January 1, 2023, the redemption price was $900 per Old Bond plus accrued but unpaid interest. For redemption requests made as a result of death or disability of the holder, the redemption price was $1,000 per Old Bond plus accrued and unpaid interest.  The New Bonds allow holders to request redemption commencing on the third anniversary of the issuance of the New Bonds, which is expected to occur on July 1, 2024.  For such redemption requests, the redemption price is $800 per New Bond plus accrued but unpaid interest. For redemption requests made as a result of death or disability of the holder of a New Bond, the redemption price is $900 per New Bond plus accrued and unpaid interest.

•

No Contingent Interest feature.  The Old Bonds provided for the potential payment of contingent interest – determined by the multiplying the Spread (the allocable share of revenues minus expenses) by a 24%.  The New Bonds will not provide for contingent interest – and we do not expect any contingent interest to be paid on the Old Bonds.

•

Orderly Liquidation. At maturity, or if a holder of Old Bonds elects to be redeemed, we may, at our option, extend the maturity of the Old Bonds held by such holder (a “Maturity Extension Period”) for an additional six months  to facilitate our redemption of those Old Bonds.  If we do so, we must provide written notice of such extension after the election by the Bondholder to be redeemed and at least 60 days prior to the maturity date.  The New Bonds provide for a Maturity Extension Period of twelve months rather than six months.

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Interests Of Directors, Executive Officers And Affiliates.

Based on a reasonable inquiry by the Company:

•	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Old Bonds;

•	We will not purchase any Old Bonds from such persons; and

•	during the 60 days preceding the date of this Exchange Circular, none of such officers, directors or affiliates has engaged in any transactions in the Old Bonds.

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this exchange circular and the accompanying letter of transmittal, to exchange $1,000 principal amount at maturity of New Bonds for each $1,000 principal amount at maturity of validly tendered and accepted Old Bonds. We are offering to exchange all of the Old Bonds. However, the exchange offer is subject to the conditions described in this exchange circular and the accompanying letter of transmittal.

You may tender all, some or none of your Old Bonds, subject to the terms and conditions of the exchange offer. Holders of Old Bonds must tender their Old Bonds in a minimum principal amount at maturity of $1,000 and integral multiples thereof.

We, our officers and directors, the exchange agent, the information agent and the trustee for the Old Bonds do not make any recommendation to you as to whether to tender or refrain from tendering  your Old Bonds. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your Old Bonds for exchange.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any Old Bonds tendered, and we may terminate or amend this offer, if at any time after the date that we commenced the exchange offer, and before acceptance for exchange any of the following events or circumstances shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment and regardless of the circumstances giving rise to the event or circumstance, the event or circumstance makes it inadvisable to proceed with the offer or with the acceptance for exchange or exchange and issuance of the New Bonds:

(i)

Any action or event shall have occurred, failed to occur or been threatened, any action shall have been taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•

challenges the making of the exchange offer or the exchange of Old Bonds under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Old Bonds under the exchange offer, or

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•

in our reasonable judgment, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of ROCF II Series and its subsidiaries, taken as a whole, or would be material to holders of Old Bonds in deciding whether to accept the exchange offer.

(ii)

The trustee with respect to the Old Bonds shall have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, or the trustee or any holder of Old Bonds shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the Old Bonds under the exchange offer.

All of the foregoing conditions are for our sole benefit and may be waived by us in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

(a)	terminate the exchange offer and return all tendered Old Bonds to the holders thereof;

(b)

modify, extend or otherwise amend the exchange offer and retain all tendered Old Bonds until the expiration date, as it may be extended, subject, however, to the withdrawal rights of holders (see “—Expiration Date; Extensions; Amendments”, “—Proper Execution and Delivery of Letter of Transmittal” and “—Withdrawal of Tenders” below); or

(c)	waive the unsatisfied conditions and accept all Old Bonds tendered and not previously withdrawn.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Expiration Date; Extensions; Amendments

For purposes of the exchange offer, the term “expiration date” means 5:00 p.m., New York City time, on June 28, 2024, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such extension, termination or amendment to the exchange agent and the information agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment, if the exchange offer would otherwise have expired during such five to ten business day period. Any change in the consideration offered to holders of Old Bonds in the exchange offer will be paid to all holders whose Old Bonds have previously been tendered pursuant to the exchange offer. In addition, if we change the percentage of Old Bonds we are offering to exchange, we will extend the exchange offer for a period of ten business days from the date that the revised exchange offer materials are disseminated to holders of the Old Bonds.

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Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of an exchange circular supplement that we distribute to the holders of the Old Bonds. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Effect of Tender

Any valid tender by a holder of Old Bonds that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Old Bonds will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Bonds, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of the Old Bonds do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Old Bonds for Exchange

The New Bonds will be delivered in book-entry form on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions.

We will be deemed to have accepted validly tendered Old Bonds upon the expiration date, unless we have given oral notice (promptly confirmed in writing) or written notice to the contrary to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of New Bonds will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the Old Bonds for the purpose of receiving book-entry transfers of Old Bonds in the exchange agent’s account at DTC. If any validly tendered Old Bonds are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if Old Bonds are validly withdrawn, such withdrawn Old Bonds, without expense to the tendering holder, will be deemed returned and recredited to the owner’s account with the exchange agent or the owner’s nominee, or such Old Bonds will be credited to an account maintained at DTC designated by the DTC participant who so delivered such Old Bonds, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Exchange

Only registered holders of Old Bonds are authorized to tender the Old Bonds. The procedures by which you may tender or cause to be tendered Old Bonds will depend upon the manner in which the Old Bonds are held, as described below. If you hold Old Bonds and wish to have such securities exchanged for New Bonds, you must, unless instructions are being transmitted through ATOP (see below), tender, or cause the valid tender of, your Old Bonds using the accompanying letter of transmittal and the procedures described in this exchange circular and in the letter of transmittal. You must comply with the procedures set forth in this circular and the letter of transmittal if you want to participate in the exchange offer. There are no guaranteed delivery provisions provided by us in conjunction with the exchange offer.

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Letter of Transmittal

Tendering Old Bonds for exchange and the exchange of New Bonds for Old Bonds, subject to and effective upon the Old Bonds’ acceptance for exchange, is accomplished by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), which states, among other things, that a tendering holder of Old Bonds:

·

irrevocably sells, assigns and transfers to or upon the order of ROCF II Series or its nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the Old Bonds tendered thereby, such that thereafter holder shall have no contractual or other rights or claims in law or equity against ROCF II Series or any fiduciary, trustee, fiscal agent or other person connected with the Old Bonds arising under, from or in connection with such Old Bonds;

·	waives any and all rights with respect to the Old Bonds tendered thereby including, without limitation, any existing or past defaults and their consequences in respect of such Old Bonds;

·

releases and discharges ROCF II Series and the trustee with respect to the Old Bonds from any and all claims such holder may have, now or in the future, arising out of or related to the Old Bonds tendered thereby;

·

represents and warrants that the Old Bonds tendered were owned as of the date of tender, free and clear of all liens, restrictions, charges and encumbrances and are not subject to any adverse claim or right; and

·

irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Bonds, with full powers of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Bonds tendered to be assigned, transferred and exchanged in the exchange offer.

Note that this is only a summary of certain portions of the Letter of Transmittal and you should review the Letter of Transmittal in its entirety before tendering your Old Bonds.

Tender of Old Bonds Held By the Bondholder Directly

If you wish to participate in the exchange offer, deliver a completed and executed copy of the Letter of Transmittal and any other required documents to the exchange agent by June 28, 2024.   Proper delivery of all required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent.  The address, facsimile number and email address of the exchange agent can be found on the outside back cover of this exchange circular as well as on the letter of transmittal

If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

Tender of Old Bonds Held Through a Bank, Broker or Other Nominee

If you did not subscribe directly with us for your Old Bonds, your Old Bonds are likely owned through a broker or other third party, or in “street” name. If you own Old Bonds held through a broker or other third party, you will need to follow the instructions in the letter of transmittal on how to instruct the broker or third party to tender the Old Bonds on your behalf by submitting to the exchange agent the letter of transmittal and the other agreements and documents described in this exchange circular and the letter of transmittal. We will determine in our reasonable discretion whether any Old Bonds have been validly tendered.

Old Bonds held in street name may be tendered by electronic transmission of acceptance through the ATOP (without the necessity of completing a letter of transmittal) if the broker or third party holding the OLD Bonds is a participant in DTC.  Brokers or other third parties that are participants in DTC MUST tender Old Bonds through the ATOP, by which the participant and the beneficial owner on whose behalf the participant is acting agree to be bound by the letter of transmittal. As stated, a letter of transmittal need not accompany tenders effected through the ATOP.

If you are a beneficial owner of Old Bonds that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Old Bonds in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the Old Bonds on your behalf.

Non-DTC Participants

If the custodian bank, depositary, broker, trust company or other nominee is not a DTC Participant, tender of Old Bonds may be accomplished by completing and signing the letter of transmittal according to the instructions and delivering it, together with any other required documents, to the exchange agent by at its address on the back cover page of this exchange circular.

DTC Participants

Pursuant to authority granted by DTC, if the custodian bank, depositary, broker, trust company or other entity that is a DTC participant that has Old Bonds credited to its DTC account and thereby held of record by DTC’s nominee, then the participant may directly tender your Old Bonds as if the participant were the record holder. Because of this, references herein to registered or record holders include DTC participants with Old Bonds credited to their accounts.

Within two business days after the date of this exchange circular, the exchange agent will establish accounts with respect to the Old Bonds at DTC for purposes of the exchange offer. Subject to the establishment of the accounts, any DTC participant may make book-entry delivery of Old Bonds by causing DTC to transfer such Old Bonds into the exchange agent’s account in accordance with DTC’s procedures for such transfer.  Any participant in DTC may tender Old Bonds by effecting a book-entry transfer of the Old Bonds to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s ATOP procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Old Bonds that the participant has received and agrees to be bound by the terms of the letter of transmittal and makes each of the representations and warrants contained in the letter of transmittal and that ROCF II Series may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer.

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The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

The letter of transmittal (or facsimile thereof), with any other required documents, or (in the case of book-entry DTC transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this exchange circular. Delivery of such documents to DTC does not constitute delivery to the exchange/information agent.

Withdrawal of Tenders

Tenders of Old Bonds in connection with the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer, but you must withdraw all of your Old Bonds previously tendered. Tenders of Old Bonds may not be withdrawn at any time after the expiration date unless the exchange offer is extended, in which case tenders of Old Bonds may be withdrawn at any time prior to the expiration date, as extended.

Beneficial owners desiring to withdraw Old Bonds previously tendered through DTC should contact the DTC participant through which such beneficial owners hold their Old Bonds. In order to withdraw Old Bonds previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

Withdrawals of tenders of Old Bonds may not be rescinded and any Old Bonds withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Old Bonds, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Bonds in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Old Bonds in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of Old Bonds unless we waive that condition for all such holders. None of ROCF II Series, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

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Tenders of Old Bonds involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Bonds received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent, and in the case of tenders by DTC participants, to the DTC participant who delivered such Old Bonds by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Bonds to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

·	if New Bonds in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

·	if tendered Old Bonds are registered in the name of any person other than the person signing the letter of transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Bonds tendered by such holder.

Exchange Agent; Information Agent

Direct Transfer, LLC has been appointed as the exchange agent for the exchange offer. Letters of transmittal, notices and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Bonds, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this exchange circular.

Crescent Securities Group, Inc. has been appointed as the information agent for the exchange offer. Questions concerning tender procedures and requests for additional copies of this exchange circular or the letter of transmittal should be directed to the information agent at the address set forth on the back cover page of this exchange circular.

We will pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for its reasonable, out-of-pocket expenses in connection therewith.  Holders of Old Bonds may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.  We anticipate entering into one or more administrative services agreements with such entities to assist their customers in obtaining exchange offer materials and completing necessary paperwork in the event that they desire to participate in the exchange offer.  We will pay these entities reasonable and customary fees for their services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.  None of the exchange agent, information agent or administrative service providers are permitted to recommend whether a bondholder participates in the exchange offer and none of them receive any fees based upon the results or the success of the exchange offer.

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Other Fees and Expenses

Tendering holders of Old Bonds will not be required to pay any expenses of soliciting tenders in the exchange offer. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

The principal solicitation is being made by mail. However, additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by officers and other employees of ROCF II Series and its affiliates.

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DESCRIPTION OF THE NEW BONDS

We will issue the New Bonds under an indenture to be dated as of the exchange date, between us and UMB Bank, N.A., as trustee. The following summarizes the material provisions of the New Bonds and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the New Bonds and the indenture. We refer you to the form of indenture, which contains a form of the New Bonds, which is included as an exhibit to the Current Report on Form 1-U that we have filed in connection with this exchange offer.

This description sets forth certain terms of the Bonds that we are offering pursuant to this exchange circular. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this exchange circular for which no definition is provided.

Because this section is a summary, it does not describe every aspect of the Bonds or the indenture. We urge you to read the indenture because that document and not this summary defines your rights as a Bondholders. Please review a copy of the indenture. The indenture is filed as an exhibit to the Current Report on Form 1-U that we have filed in connection with this exchange offer at www.sec.gov. You may also obtain a copy of the indenture from us without charge. See “Additional Information” for more information. You may also review the indenture at the trustee’s corporate trust office at 928 Grand Boulevard, 12th Floor, Mail Stop 1011201, Kansas City, MO 64106.

Ranking

The Bonds will be our direct, senior secured obligations and will rank:

•	pari passu in right of payment with all our other senior secured indebtedness from time to time outstanding;

•	rank senior in right of payment to our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the Bonds;

•	rank senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in the collateral owned by us; and

•	structurally junior to all of the indebtedness of our subsidiaries.

Interest

The New Bonds will bear interest at a rate equal to 9.5% per year, payable quarterly in arrears on January 25th, April 25th, July 25th and October 25th of each year, beginning on the first such date that corresponds to the first full quarter after the initial closing in the offering.

Interest will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Interest on each Bond will accrue and be cumulative from the end of the most recent interest period for which interest has been paid on such Bond, or if no interest has paid, from the date of issuance.

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Maturity and Renewal

The New Bonds will mature four years from the date on which they are issued, which we expect to occur on July 1, 2024.  We will provide notice of maturity within 180 days prior to maturity. The Bondholders may respond to such notice and elect to have its Bonds redeemed within 150 days prior to maturity. If a Bondholder does not elect to have its Bonds redeemed in its response to the notice and if the Company does not otherwise redeem the Bonds as otherwise described herein, immediately before maturity, the Bonds will be automatically renewed for two years and five years from the maturity date for the New Bonds, respectively, and at the same interest rate. If a Bondholder elects to be redeemed, we may, at our option, extend the maturity of the Bonds held by such Bondholder for an additional eight months to facilitate our redemption of those Bonds by providing written notice of such extension after the election by the Bondholder to be redeemed and at least 60 days prior to the maturity date.

For any New Bonds offered hereby that mature after the three-year anniversary of the commencement of this offering, we expect that the renewal of such Bonds may require us to file a new offering statement. In such a case, the new offering statement must be declared qualified before we will be able to renew your Bond. In this event, if the new offering statement has not yet been filed or become effective, we will extend your period to elect to be redeemed until ten days following the date of our notice to you that the new offering statement has become effective, which notice will include a new offering circular.

THE REQUIRED INTEREST PAYMENTS AND PRINCIPAL PAYMENT ARE NOT A GUARANTY OF ANY RETURN TO YOU NOR ARE THEY A GUARANTY OF THE RETURN OF YOUR INVESTED CAPITAL. While our company is required to make interest payments and principal payment as described in the indenture and above, we do not intend to establish a sinking fund to fund such payments. Therefore, our ability to honor these obligations will be subject to our ability to generate sufficient cash flow or procure additional financing in order to fund those payments. If we cannot generate sufficient cash flow or procure additional financing to honor these obligations, we may be forced to sell some or all of our company’s assets to fund the payments, or we may not be able to fund the payments in their entirety or at all. If we cannot fund the above payments, Bondholders will have claims against us with respect to such violation.

Optional Redemption

We may redeem the New Bonds, in whole or in part, without penalty within 18 months of maturity. If the Bonds are renewed for an additional term, we may redeem the Bonds at any time during such renewal period. Any redemption of a Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds. If we plan to redeem the Bonds, we are required to give notice of redemption not less than fifteen (15) days nor more than sixty (60) days prior to any redemption date to each Bondholder’s address appearing in the bond register maintained by the bond registrar. In the event we elect to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by the trustee by lot by such method as the trustee shall deem fair and appropriate.

The New Bonds will be redeemable at the election of the Bondholder commencing on the third anniversary of the date of issuance of the New Bonds, which is expected to occur on July 1, 2024. In order to be redeemed, the Bondholder must provide written notice to us at our principal place of business. We will have 120 days from the date such notice is provided to redeem the Bondholder’s Bonds at a price per Bond equal to $800 plus any accrued but unpaid interest. Bond redemptions pursuant to the Redemption will occur in the order that notices are received.

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Merger, Consolidation or Sale

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the successor entity, if other than us:

●	is organized and existing under the laws of the United States of America or any United States, or U.S., state or the District of Columbia; and

●	assumes all of our obligations to perform and observe all of our obligations under the Bonds and the indenture;

 and provided further that no event of default under the indenture shall have occurred and be continuing.

Except as described below under “- Certain Covenants – Offer to Repurchase Upon a Change of Control Repurchase Event,” the indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indenture does not contain any provision which would protect the Bondholders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Certain Covenants

Offer to Repurchase Upon a Change of Control Repurchase Event

“Change of Control Repurchase Event” means (A) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the membership units entitling that person to exercise more than 50% of the total voting power of all the membership units entitled to vote in meetings of our company (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (B) following the closing of any transaction referred to in subsection (A), neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange, or the NYSE, the NYSE Amex Equities, or the NYSE Amex, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the Nasdaq Stock Market.

If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the Bonds as described under “- Optional Redemption,” we must offer to repurchase the Bonds at a price that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus (i) 1.02 times the then outstanding principal amount of the Bonds if such Bonds are at least four years from maturity; (ii) 1.015 times the then outstanding principal amount of the Bonds if such Bonds are at least three years, but no more than four years, from maturity; (iii) 1.01 times the then outstanding principal amount of the Bonds if such Bonds are at least two years, but no more than three years, from maturity; and (iv) the then outstanding principal amount of the Bonds if no more than two years from maturity.

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Reports

We will furnish the following reports to each Bondholder:

Reporting Requirements under Tier II of Regulation A. After launching this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

            Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31st, our Manager will cause to be mailed or made available, by any reasonable means, to each Bondholder as of a date selected by our Manager, an annual report containing financial statements of the Series LLC containing financial information for our Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, equity and cash flows, with such statements having been audited by an accountant selected by our Manager. Our Manager shall be deemed to have made a report available to each Bondholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such report is publicly available on such system or (ii) made such report available on any website maintained by our company and available for viewing by the Bondholders.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or assets; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Prior to this offering, there has been no public market for the Bonds. We may apply for quotation of the Bonds on an alternative trading system or over the counter market beginning after the final closing of this offering. However, even if the Bonds are listed or quoted, no assurance can be given as to (1) the likelihood that an active market for the Bonds will develop, (2) the liquidity of any such market, (3) the ability of Bondholders to sell the Bonds or (4) the prices that Bondholders may obtain for any of the Bonds. No prediction can be made as to the effect, if any, that future sales of the Bonds, or the availability of the Bonds for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of the Bonds, or the perception that such sales could occur, may adversely affect prevailing market prices of the Bonds. See “Risk Factors — Risks Related to New Bonds.”

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Event of Default

The following are events of default under the indenture with respect to the Bonds:

●	default in the payment of any interest on the Bonds when due and payable, which continues for 60 days, a cure period;

●	default in the payment of any principal of or premium on the Bonds when due, which continues for 60 days, a cure period;

●

default in the performance of any other obligation or covenant contained in the indenture or in this exchange circular for the benefit of the Bonds, which continues for 120 days after written notice, a cure period;

●	specified events in bankruptcy, insolvency or reorganization of us; and

●

any final and non-appealable judgment or order for the payment of money in excess of $25,000,000 singly, or in the aggregate for all such final judgments or orders against all such Persons is rendered against us and is not paid or discharged.

Book-entry and other indirect Bondholders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or rescind an acceleration of maturity.

Annually, within 120 days following December 31st while the Bonds are outstanding, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture, or else specifying any event of default and the nature and status thereof. We will also deliver to the trustee a written notification of any uncured event of default within 30 days after we become aware of such uncured event of default.

Remedies if an Event of Default Occurs

Subject to any respective cure period, if an event of default occurs and is continuing, the trustee or the Bondholders of not less than a majority in aggregate principal amount of the Bonds may declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately. In such event, the trustee will have the right force us to sell any real property held by us or any subsidiary of ours that we have the unilateral right to cause it to sell its assets. We will be required to contribute the proceeds of any such sale to the repayment of the Bonds. With respect to subsidiaries for which we do not have the unilateral right to sell their assets (for example, if we acquire a property in a joint venture), the trustee has the right to force us to sell our equity in such subsidiary in order to repay the Bonds.

At any time after the trustee or the Bondholders have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the Bonds, but before the trustee has obtained a judgment or decree for payment of money due, the Bondholders of a majority in aggregate principal amount of outstanding Bonds may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The Bondholders of a majority in principal amount of the outstanding Bonds may waive any default with respect to that series, except a default:

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●	in the payment of any amounts due and payable or deliverable under the Bonds; or

●	in an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each Bondholder

The Bondholders of a majority in principal amount of the outstanding Bonds may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Bonds, provided that (i) such direction is not in conflict with any rule of law or the indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Bondholders not joining therein. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the Bondholders, the trustee is entitled to receive from those Bondholders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Bondholder will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

●	that Bondholder previously gives to the trustee written notice of a continuing event of default in excess of any cure period,

●	the Bondholders of not less than a majority in principal amount of the outstanding bonds have made written request;

●	such Bondholder or Bondholders have offered to indemnify the trustee against the costs, expenses and liabilities incurred in connection with such request;

●

the trustee has not received from the Bondholders of a majority in principal amount of the outstanding Bonds a direction inconsistent with the request (it being understood and intended that no one or more of such Bondholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the indenture to affect, disturb or prejudice the rights of any other of such Bondholders, or to obtain or to seek to obtain priority or preference over any other of such Bondholders or to enforce any rights under the indenture, except in the manner herein provided and for equal and ratable benefit of all Bondholders); and

●	the trustee fails to institute the proceeding within 60 days.

However, the Bondholder has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Bond on the respective due dates (or any redemption date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Bondholder.

Depositary

 The Depository Trust Company

We have obtained the information in this section concerning DTC and its book-entry systems and procedures from sources that we believe to be reliable. The description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

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DTC will act as securities depositary for the Bonds registered in the name of its nominee, Cede & Co. DTC is:

●	a limited-purpose trust company organized under the New York Banking Law;

●	a "banking organization" under the New York Banking Law;

●	a member of the Federal Reserve System;

●	a "clearing corporation" under the New York Uniform Commercial Code; and

●	a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Exchanges of Series C Bonds under DTC's system must be made by or through direct participants, which will receive a credit for the Series C Bonds on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Bonds.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Governing Law

The indenture, the pledges and the New Bonds are governed by, and construed in accordance with, the law of the State of Delaware.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the exchange offer and the ownership and disposition of the New Bonds to holders of the Old Bonds and New Bonds who participate in the exchange and who hold such securities as capital assets. It is based on the opinion of Nelson Mullins Riley & Scarborough, LLP, counsel to the Company. The discussion is general in nature, and does not discuss all aspects of the U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s particular circumstances (including, for example, the potential application of the alternative minimum tax), or to certain types of holders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, persons holding the securities as part of a straddle, hedging or conversion transaction, and dealers in securities). In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders. We have not sought any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This summary does not deal with persons that acquire New Bonds subsequent to the exchange offer.

For purposes of the discussion herein, a “U.S. Holder” means a beneficial owner of an Old Bond or a New Bond, as the case may be, who is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if (1) it validly elects to be treated as a United States person for U.S. federal income tax purposes or (2) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

For purposes of the discussion herein, a “Non-U.S. Holder” means a beneficial owner of an Old Bond or a New Bond, as the case may be, who is not a U.S. Holder for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Old Bond or a New Bond, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of an Old Bond or a New Bond that is a partnership and partners in such partnership should consult their tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations that could affect the tax consequences described herein.

WE RECOMMEND THAT EACH HOLDER CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO ITS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW BONDS AND THE COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY, AND ARISING AS A RESULT OF CHANGES IN U.S. FEDERAL INCOME TAX LAWS OR THE TAX LAWS OF SUCH OTHER JURISDICTIONS.

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Exchange of Old Bonds for New Bonds

U.S. Holders

Characterization of the Exchange

Under current Treasury Regulations, the exchange of Old Bonds for New Bonds will be treated as a taxable exchange for U.S. federal income tax purposes (referred to in this discussion as a “Tax Exchange”) only if, taking into account the differences between the terms of the Old Bonds and the New Bonds, there is deemed to be a “significant modification” of the Old Bonds.

In general, these Treasury Regulations provide that a modification of a debt instrument is a significant modification if the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” We intend to take the position that the modifications to the Old Bonds resulting from the exchange offer will not constitute a significant modification of the Old Bonds. This position, however, is subject to uncertainty and could be challenged by the IRS.

U.S. Federal Income Tax Treatment If No Tax Exchange

If, consistent with our position, the exchange of Old Bonds for New Bonds does not constitute a significant modification of the Old Bonds, the New Bonds will be treated as a continuation of the Old Bonds. In that case, there will be no U.S. federal income tax consequences to a U.S. Holder who exchanges Old Bonds for New Bonds pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the New Bonds as it had in the Old Bonds immediately before the exchange. In addition, any such holder will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Bonds. These rules and certain other U.S. federal income tax considerations relating to the holding and disposition of the New Bonds are summarized below.

U.S. Federal Income Tax Treatment If Tax Exchange

There can be no assurance that the IRS will agree that the exchange does not constitute a Tax Exchange. U.S. Holders and their tax advisors should consider whether such a Tax Exchange would constitute a recapitalization for U.S. federal income tax purposes. Whether such a Tax Exchange qualifies as a recapitalization depends on, among other things, whether the Old Bonds and the New Bonds constitute “securities” for U.S. federal income tax purposes. We intend to take the position that the Old Bonds and the New Bonds should constitute securities for U.S. federal income tax purposes. However, the rules for determining whether debt instruments such as the Old Bonds and the New Bonds are securities are complex. The determination of whether a debt instrument is a security requires an overall evaluation of the nature of the debt instrument, with the term of the instrument usually regarded as one of the most significant factors. Although a debt instrument with a term of more than ten years is generally considered to be a security, no authority clearly addresses the impact of put and call features of the type included in the Old and New Bonds on the analysis of whether a debt instrument is a security. If both the Old Bonds and the New Bonds constitute securities for U.S. federal income tax purposes, the exchange should qualify as a recapitalization for U.S. federal income tax purposes.

That the IRS would agree with our position regarding the application of the recapitalization rules to a debt instrument subject to the Treasury Regulations relating to contingent payment debt instruments is uncertain. If the exchange of the Old Bonds for New Bonds is treated as a Tax Exchange, and if the Tax Exchange is treated as a recapitalization, we believe that a U.S. Holder generally should not recognize any gain or loss as a result of the exchange, and generally should have the same tax basis and holding period in the New Bonds as such U.S. Holder had in the Old Bonds prior to the exchange.

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If, contrary to our position, the exchange of the New Bonds for the Old Bonds is considered a Tax Exchange and, further, such Tax Exchange is not treated as a recapitalization, such Tax Exchange would be a fully taxable transaction, and an exchanging U.S. Holder may be required to recognize gain in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Old Bonds surrendered. The amount realized would generally be the fair market value of the New Bonds. Any resulting gain generally would be treated as ordinary interest income. In addition, in such a case, a U.S. Holder’s holding period in the New Bonds would begin the day after the exchange, and such U.S. Holder’s tax basis in the New Bonds generally would equal the fair market value of the New Bonds. Even if the exchange is not a recapitalization, a U.S. Holder may not be able to recognize a loss under the U.S. federal income tax rules relating to “wash sales.” In addition, among other things, a U.S. Holder may be required to accrue interest income at a significantly different rate and on a significantly different schedule than is applicable to the Old Bonds, may have significantly different treatment upon conversion of the New Bonds, and may have a significantly different basis in their common stock acquired upon conversion of the New Bonds.

WE RECOMMEND THAT HOLDERS CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE OWNERSHIP, SALE, EXCHANGE, CONVERSION OR REDEMPTION OF NEW BONDS IF THE EXCHANGE IS TREATED AS A TAX EXCHANGE.

Non-U.S. Holders

If, consistent with our position, the New Bonds are treated as a continuation of the Old Bonds, there will be no U.S. federal income tax consequences to a Non-U.S. Holder who participates in the exchange. If, contrary to our position, the exchange of the Old Bonds for New Bonds constitutes a significant modification for U.S. federal income tax purposes, any gain realized by a Non-U.S. Holder will be eligible for exemption from U.S. federal income or withholding tax to the same extent as would be the case for gain realized upon any sale or exchange of the Old Bonds.

Classification of the New Bonds

Pursuant to the terms of the indenture, we and each holder of the New Bonds agree, for U.S. federal income tax purposes, to treat the New Bonds as a continuation of the Old Bonds that are indebtedness that is subject to the regulations governing contingent payment debt instruments, and the remainder of this discussion assumes that the New Bonds will be so treated. However, no assurance can be given that the IRS will not assert that the New Bonds should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the New Bonds.

U.S. Holders

Under the rules governing contingent payment debt obligations, you will be required to accrue interest income on the New Bonds, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you would likely be required to include interest in taxable income in each year in excess of the accruals on the New Bonds for non-tax purposes and in excess of any interest payments actually received in that year.

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In general, you must accrue an amount of ordinary income for United States federal income tax purposes, for each accrual period prior to and including the maturity date of a New Bond that equals:

•

the product of (i) the adjusted issue price of the New Bond as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the New Bond, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the New Bond.

The issue price of a New Bond is the first price at which a substantial amount of the Old Bonds was sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a New Bond is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments previously made with respect to the New Bond.

The term “comparable yield” means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument.

We are required to provide to you, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the New Bonds. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes an estimate for a payment at maturity taking into account the exchange feature. The comparable yield and projected payment schedule are available from ROCF II Series Group by telephoning ROCF II Series, Inc. Investor Relations Department at (925) 658-7878 or submitting a written request for such information to: ROCF II Series, 3003 Oak Road, Walnut Creek, California 94597, Attention: Investor Relations Department.

For U.S. federal income tax purposes, you must use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the New Bonds, unless you timely disclose and justify the use of other estimates to the IRS. If you determine your own comparable yield or projected payment schedule, you must also establish that our comparable yield or projected payment schedule is unreasonable.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NEW BONDS FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF THE NEW BONDS.

Adjustments to Interest Accruals on the New Bonds

If you receive actual payments with respect to a New Bond in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you would incur a “net positive adjustment” equal to the amount of such excess. You would treat the “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

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If you receive actual payments with respect to a New Bond in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, you would incur a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce your interest income on the New Bonds for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the New Bond and the Old Bond during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the New Bonds or to reduce the amount realized on a sale, exchange, conversion, redemption or repurchase of the New Bonds. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Sale, Exchange, Conversion or Redemption of the New Bonds

Generally, the sale, exchange, conversion or redemption of a New Bond will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the projected payment schedule for the New Bonds includes the receipt of stock upon exchange as a contingent payment with respect to the New Bonds. Accordingly, the receipt of our common stock by you upon the exchange or conversion of a New Bond will be treated as a contingent payment. As described above, you are generally bound by our determination of the comparable yield and projected payment schedule. Under this treatment, an exchange or conversion will also result in taxable gain or loss to you. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any common stock received, and (b) your adjusted tax basis in the New Bond. Your adjusted tax basis in a New Bond will generally be equal to your original purchase price for the Old Bond, increased by any interest income previously accrued by you with respect to the Old Bond and the New Bond (determined without regard to any adjustments to interest accruals described above), decreased by the amount of any projected payments previously made on the Old Bond and the New Bond to you. Gain recognized upon a sale, exchange, conversion or redemption of a New Bond will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Your tax basis in our common stock received upon conversion of a New Bond will equal the then current fair market value of such common stock. Your holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for federal income tax purposes and, in accordance with the anti-dilution provisions of the New Bonds, the conversion rate of the New Bonds is increased, such increase may be deemed to be the payment of a taxable dividend to you.

For example, an increase in the conversion rate in the event of distribution of our evidence of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

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Non-U.S. Holders

Payments Made With Respect to the New Bonds

Under U.S. federal income tax law, and subject to the discussions of backup withholding below:

·

we and other U.S. payors generally will not be required to deduct United States withholding tax at a 30% rate (or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate) from payments of interest and principal to you if, in the case of payments of interest:

(1)	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(2)	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, and

(3)	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

(a)	you have timely furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

(b)

in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have timely furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

(c)	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

i.

a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.

a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

iii.

a U.S. branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

(d)

the U.S. payor timely receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

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i.

certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or a similar financial institution between it and you, and

ii.	to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

(e)	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations;

•

no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale, exchange, conversion or redemption of a New Bond, unless the gain is “effectively connected” with your conduct of a trade or business within the United States, subject to an applicable income tax treaty providing otherwise; and

•

if interest paid to you is “effectively connected” with your conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, the interest is attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the interest, provided that you have furnished to us or another payor in a timely manner a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

(1)	you are a non-United States person, and

(2)	the interest is effectively connected with your conduct of a trade or business within the United States and is includible in your gross income.

“Effectively connected” interest is taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate Non-U.S. Holder, “effectively connected” interest that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

Backup Withholding and Information Reporting

U.S. Holders

Payments of interest made by us to certain non-corporate U.S. Holders, or payments of the proceeds of the sale or other disposition or retirement of the New Bonds to certain noncorporate holders, may be subject to information reporting. Additionally, the U.S. federal backup withholding tax rules may apply if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements (which will result in U.S. federal taxes being withheld on such amounts at the backup withholding rate then in effect). Any amounts so withheld will be allowed as a credit against the holder’s U.S. federal income tax liability, provided that the required information is provided to the IRS.

Non-U.S. Holders

In general, payments of principal and interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “Non-U.S. Holders—Payments Made With Respect to the New Bonds” are satisfied or you otherwise establish an exemption.

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In general, payment of the proceeds from the sale of New Bonds effected at a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a Non-U.S. holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker in a timely manner:

(1)	an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States Person, or

(2)	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

·	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the payor has actual knowledge that you are a United States person. We and other payors are required to report payments of interest and constructive distributions on your New Bonds and dividends on your common stock on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

In general, payment of the proceeds from the sale of New Bonds effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of New Bonds or common stock effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of New Bonds effected at a foreign office of a broker will be subject to information reporting if the sale is effected at a foreign office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

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•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

(1)	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

(2)	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of New Bonds or common stock effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

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VALIDITY OF SECURITIES

The validity of the New Bonds is being passed upon for ROCF II Series by Nelson Mullins Riley & Scarborough, LLP, Atlanta, Georgia.

ADDITIONAL INFORMATION

We are required to file annual and semi-annual filings with the SEC.  We will make annual filings on Form 1-K, which will be due by April 30 each year beginning in 2024, and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, and will include unaudited financial statements for the six-month period ending on June 30 of that year. We also may periodically file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we can do only if we have fewer than 300 bondholders of record after having filed at least one Form 1-K.

We have filed a Current Report on Form 1-U (the “1-U”) with the SEC relating to the securities covered by this exchange circular. This exchange circular is a part of the 1-U and does not contain all of the information in the 1-U, including its exhibits. Whenever a reference is made in this exchange circular to a contract or other document of ROCF II Series, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the 1-U for a copy of the contract or other document. You may review the 1-U and all other documents filed by us with the SEC through the SEC’s website, www.sec.gov.

We will provide without charge to each person, including any beneficial owner, to whom this exchange circular is delivered, upon his or her written or oral request, a copy of any or all documents referred to above excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Red Oak Capital Fund Series, LLC, Attn: Robert R. Kaplan, 5925 Carnegie Blvd., Suite 110, Charlotte, NC 28209; Phone # (616) 343-0697.

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ROCF II Series,

a series of Red Oak Capital Fund Series, LLC

(and successor to Red Oak Capital Fund II, LLC)

Offer to Exchange

9.5% Senior Secured Bonds (Series C Bonds) due 2028

for all our outstanding

8.5% Senior Secured Bonds (Series B Bonds) due 2024

The exchange agent for the exchange offer is:

Direct Transfer, LLC

By Mail, Hand Delivery or Overnight courier: One Glenwood Avenue, Suite 1001 Raleigh, NC 27603 Attn: David Klimczak	By Electronic Mail or Facsimile: Via Email: transfer@issuerdirect.com Via Facsimile: (646)225-7274

Questions, requests for assistance and requests for additional copies of this exchange circular and the related letter of transmittal may be directed to the information agent at the address, email address and/or phone numbers set forth below:

The information agent for the exchange offer is:

Crescent Securities Group, Inc.

4975 Preston Park Blvd., Suite 820

Plano, TX 75093

Attn: Nick Duren

RedOakExchange@crescentsecurities.com

Banks and Brokers call: (972) 490-0150

Toll free (800) 880-5567